As filed with the Securities and Exchange Commission on December 4, 1997
                                  Registration Nos. 333-40425, 333-40425-01
==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                              ---------------
                              Amendment No. 1
                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                 THE LTV CORPORATION                                         LTV STEEL COMPANY, INC.
(Exact name of registrant as specified in its charter)       (Exact name of registrant as specified in its charter)
                       Delaware                                                    New Jersey
            (State or other jurisdiction of                             (State or other jurisdiction of
            incorporation or organization)                               incorporation or organization)
                         4812                                                         4812
             (Primary Standard Industrial                                 (Primary Standard Industrial
              Classification Code Number)                                 Classification Code Number)
                      13-3784318                                                   34-0486510
         (I.R.S. Employer Identification No.)                         (I.R.S. Employer Identification No.)
                    ---------------                                            ---------------
                   200 Public Square                                           200 Public Square
                 Cleveland, Ohio 44114                                       Cleveland, Ohio 44114
                    (216) 622-5000                                               (216) 622-5000
             (Address and telephone number                               (Address and telephone number
     of registrant's principal executive offices)                       of principal executive offices)

                    Glenn J. Moran
            Senior Vice President, General
                Counsel and Secretary
                 The LTV Corporation
                  200 Public Square
                Cleveland, Ohio 44114
                    (216) 622-5000

                 (Name, address and
       telephone number of agent for service)

                      Copies to:

                   Keith L. Kearney
                Davis Polk & Wardwell
                 450 Lexington Avenue
                  New York, NY 10017
                   (212) 450-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              ---------------

               The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================


                                   FORM S-4
                            REGISTRATION STATEMENT
                             Cross-Reference Sheet
                   Pursuant to Item 501(b) of Regulation S-K

                           Item Number and Caption                                          Caption in Prospectus
                           -----------------------                                          ----------------------
1. Forepart of Registration Statement and Outside Front Cover Page
   of Prospectus..............................................................    Outside Front Cover Page

2. Inside Front and Outside Back Cover Pages of Prospectus....................    Available Information; Incorporation of
                                                                                  Certain Information by Reference;
                                                                                  Outside Back Cover Page
3. Risk Factors, Ratio of Earnings to Fixed Charges and Other
   Information................................................................    Risk Factors; Consolidated Ratio of
                                                                                  Earnings to Fixed Charges

4. Terms of the Transaction...................................................    The Exchange Offer

5. Pro Forma Financial Information............................................    Capitalization and Other Significant
                                                                                  Obligations

6. Material Contacts With the Company Being Acquired..........................    Not Applicable

7. Additional Information Required for Reoffering by Persons and
   Parties Deemed to be Underwriters..........................................    Not Applicable

8. Interests of Named Experts and Counsel.....................................    Not Applicable

9. Disclosure of Commission Position on Indemnification For
   Securities Act Liabilities.................................................    Not Applicable

10. Information With Respect to S-3 Registrants...............................    Not Applicable

11. Incorporation of Certain Information by
    Reference.................................................................    Inside Front Cover Page

12. Information With Respect to S-2 or S-3
    Registrants...............................................................    Not Applicable

13. Incorporation of Certain Information by
    Reference.................................................................    Not Applicable

14. Information With Respect to Registrants Other Than S-3 or S-2
    Registrants:

   (a) Description of Business................................................    Not Applicable

   (b) Description of Property................................................    Not Applicable

   (c) Legal Proceedings......................................................    Not Applicable

   (d) Common Equity Securities...............................................    Not Applicable

   (e) Financial Statements...................................................    Not Applicable

   (f) Selected Financial Data................................................    Not Applicable

   (g) Supplementary Financial Information....................................    Not Applicable

   (h) Management's Discussion and Analysis of Financial
       Condition and Results of Operations....................................    Not Applicable

   (i) Changes in and Disagreements with Accountants on
       Accounting and Financial Disclosure....................................    Not Applicable

15. Information With Respect to S-3 Companies.................................    Not Applicable

16. Information With Respect to S-2 or S-3
   Companies..................................................................    Not Applicable
17. Information With Respect to Companies Other Than S-2 or S-3 Companies.....    Not Applicable

18. Information if Proxies, Consents or Authorizations Are to be
   Solicited..................................................................    Not Applicable

19. Information if Proxies, Consents or Authorizations Are Not to be
   Solicited, or in an Exchange Offer.........................................    Not Applicable


PROSPECTUS

                               Offer to Exchange
                          8.20% Senior Notes due 2007
         (which have been registered under the Securities Act of 1933)
                          For Any and All Outstanding
                          8.20% Senior Notes due 2007
                                      of
                              The LTV Corporation
             Unconditionally Guaranteed by LTV Steel Company, Inc.
                  The Exchange Offer will expire at 5:00 P.M.
           New York City time, on January 12, 1997, unless extended


               The LTV Corporation ("LTV" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $300 million principal amount of 8.20% Senior Notes due 2007 (which have been registered under the Securities Act of 1933) (the "New Notes") of the Company for the $300 million principal amount of issued and outstanding 8.20% Senior Notes due 2007 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company. The Old Notes were, and the New Notes will be, fully and unconditionally guaranteed (the "Guaranty") by LTV Steel Company, Inc. ("LTV Steel"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the offer of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damage provisions applicable to the Old Notes.

               Interest on the Notes will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998. See "Description of Notes."

               The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated September 17, 1997 among the Company and the other signatories thereto (the "Registration Rights Agreement"). Based upon interpretations contained in letters issued to third parties by the staff of the Securities and Exchange Commissions (the "Commission"), the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

               The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return all previously tendered Old Notes to the holders thereof. See "The Exchange Offer."

               Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance than an active public market for the New Notes will develop.

               See "Risk Factors" for a discussion of certain risk factors that should be considered by holders prior to tendering their Old Notes in the Exchange Offer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 4, 1997



                             AVAILABLE INFORMATION

               The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith is required to file reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York,
New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Commission's Public Reference Section at 450 Fifth Street, N.W.,
Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, such reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents filed by the Company with the Commission (File No. 1-4368) pursuant to the Exchange Act are incorporated herein by reference:

       (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

     (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997; and

      (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997;

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date such documents are filed.

               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of each document incorporated herein by reference. Requests for such copies should be directed to Glenn J. Moran, Senior Vice President, General Counsel and Secretary, The LTV Corporation, 200 Public Square, Cleveland, Ohio, 44114-2308, (216) 622-5000.


                                  THE COMPANY

               LTV is a leading integrated steel producer that manufactures and sells coated sheet and cold rolled and hot rolled sheet and strip, as well as tubular and tin mill products and, beginning in July 1997, metal building systems. Based on 1996 shipments, LTV believes it is the third largest domestic integrated steel producer, the second largest producer of flat rolled steel and a leading supplier of quality-critical, flat rolled steel to the automotive, appliance and electrical equipment industries in the United States. LTV operates two integrated steel mills (Cleveland Works and Indiana Harbor Works) and various finishing and processing facilities, as well as tubular, tin mill operations and metal building operations.

               Over the last ten years, the Company has made capital expenditures of approximately $3 billion to achieve significant reductions in operating costs, enhance its ability to produce value-added steel products and improve its quality to internationally competitive levels. As a result, LTV believes it has core steel facilities that are highly competitive in terms of cost, technology and quality. In 1996, the Company derived over 78% of its revenues from steel that was processed beyond the hot rolled stage. LTV's emphasis on value-added products and quality has allowed the Company to achieve its leadership position in the quality-critical automotive, appliance and electrical equipment industries and to win numerous quality awards from its customers. All the Company's flat rolled, tin mill and tubular product facilities are ISO-9002 certified, and each of the Company's flat rolled facilities is certified as to QS-9000. In addition, LTV is a qualified supplier to all domestic automobile manufacturers (including all foreign-owned transplant automobile assembly operations).

               LTV's strategy is to capitalize on its current position as a leading supplier of quality-critical steel products and to pursue opportunities for profitable growth in leading steel technologies and metal fabrication, while continuing to strengthen its financial position.

               LTV's principal office is located at 200 Public Square, Cleveland, Ohio, 44114-2308 and its telephone number is (216) 622-5000.


                              Recent Developments

Acquisition of Metal Buildings Business


               On July 2, 1997, VP Buildings ("VP Buildings"), a wholly-owned subsidiary of the Company, acquired the Varco-Pruden metal buildings division of United Dominion Industries, Inc. for approximately $187.5 million, subject to final closing adjustments and expenses (the "VP Acquisition"). See "Use of Proceeds." VP Buildings, the second largest domestic participant in the growing metal buildings industry, engineers and manufactures non-residential, low-rise steel building systems for manufacturing, warehousing, school and commercial applications. In 1996, Varco-Pruden had revenues of $305 million. The United Steelworkers of America ("USWA") is currently engaged in an organizing effort to represent non-management employees at certain plants of VP Buildings. The USWA has secured representation rights for non-management hourly plant employees at the Evansville, Wisconsin plant and has sought to represent such employees at the Pine Bluff, Arkansas plant.


Closure of Pittsburgh Coke Plant

               Also in July 1997, LTV announced its intention to close permanently its Pittsburgh coke and by-product plant by the end of 1997. Closure of the plant, which has reached the end of its useful life, resulted in a charge for the third quarter of 1997 of $150 million for employee costs, demolition, environmental matters and facilities write down, approximately $100 million of which would be payable in cash over a period of several years. The Company has engaged a consultant to study the environmental condition of the facility, which has been in operation for over a century. The Company believes that it will be able to negotiate the scope and stringency of any required remediation with the state regulatory authorities under the newly-enacted voluntary cleanup legislation. If this is not the case, remediation expenses could increase substantially. The Company has entered into long-term supply contracts which, when combined with the Company's own coke production capability, will fulfill all the Company's coke requirements.


               In August 1997, the USWA filed a grievance, which is subject to binding arbitration under its labor agreement with the Company, alleging that the Company's actions relating to the Pittsburgh coke plant violated the Company's labor agreement. A decision on the arbitration proceeding is not expected until some time after November 1997, and the Company cannot predict the outcome of such arbitration. The Company is unable to predict the effect of a finding of violation on the Company.


New Labor Contracts

               In August 1997, the Company and the USWA reached a tentative agreement on new labor contracts covering approximately 230 USWA-represented employees at two electro-galvanizing joint ventures. The agreements, which were ratified by the USWA-represented employees at the two facilities, will expire on August 1, 1999 and provide for wage and benefit increases which are comparable to increases accorded recently at other domestic integrated steel producers.

New Tubular Facility

               In August 1997, the Company announced its intention to build a new "best in class" tubing manufacturing facility in Marion, Ohio at an initial project cost of approximately $66 million. The facility will manufacture high-quality tubing for the automotive mechanical tubing market, including for the manufacture of hydroformed parts. This market is expected to grow as automobile manufacturers increase their use of tubular products in order to reduce the weight of vehicles and the cost of vehicle construction. The facility will have a high-speed steel slitter, two forming and welding mills, heat treating capabilities and precision cutting and end finishing equipment designed to produce the quality levels needed by the automotive industry. The facility is expected to have a processing capacity of 146,000 tons of steel annually.


                                 RISK FACTORS

               In addition to other matters described in this Prospectus, holders of Old Notes should carefully consider the following risk factors before accepting the Exchange Offer.

                      Risk Factors Relating to the Notes

Holding Company Structure; Asset Encumbrance

               Although the Notes are senior unsecured obligations of the Company and the Guaranty is a senior unsecured obligation of LTV Steel, the Notes will be effectively subordinated to all the liabilities of the Company's other subsidiaries (including claims of the Pension Benefit Guaranty Corporation (the "PBGC"), trade creditors, secured creditors and creditors holding guarantees and claims of preferred stockholders, if any). As of September 30, 1997, the total balance sheet liabilities of such other subsidiaries would have been approximately $371 million (excluding outstanding letters of credit) and such subsidiaries would have had approximately $320 million of additional available borrowing capacity under senior credit facilities.

               Since all the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt and other obligations of the Company, including the Notes, will be dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company (other than, in the case of LTV Steel, to the extent the Guaranty is in effect). The payment of dividends and the making of loans and advances to the Company by its subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

               The Notes and the Guaranty also will be effectively subordinated to any secured debt of the Company and LTV Steel, respectively, to the extent of the value of the assets securing such debt. As of the date of this Prospectus, the Company and LTV Steel have no secured debt or other secured obligations outstanding (other than outstanding letters of credit and borrowings available under senior credit facilities and the contingent obligations under the $250 million lien (the "USWA Lien") pursuant to a labor agreement with the USWA). Although the Indenture contains limitations on the amount of additional Debt the Company and the Restricted Subsidiaries may incur, the amounts of such Debt could be substantial and, in any case, a significant portion of the Debt may be Debt or Secured Debt of non-Guarantor subsidiaries (which will be effectively senior in right of payment to the Notes).

Potential Limitations on Guaranty

               Although the Notes are obligations of the Company, they will be unconditionally guaranteed by LTV Steel, which in 1996 accounted for approximately 85% of the Company's sales. The performance by LTV Steel of its obligations with respect to the Guaranty may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of LTV Steel. Under these statutes, if a court were to find that an obligation (such as the Guaranty) was incurred with the intent of hindering, delaying or defrauding present or future creditors, that LTV Steel received less than a reasonably equivalent value of fair consideration for the obligation, or that LTV Steel contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of other creditors and that, at the time of the incurrence of the obligation, the obligor either (i) was insolvent or was rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iii) intended to incur or believed that it was incurring debts beyond its ability to pay such debts as they matured or became due, such court could void LTV Steel's obligations under the Guaranty, subordinate the Guaranty to other debt of LTV Steel or take other action detrimental to the holders of the Notes. The Guaranty could be subject to the claim that, since the Guaranty was incurred for the benefit of the Company (and only indirectly for the benefit of LTV Steel), the obligations of LTV Steel thereunder were incurred for less than reasonably equivalent value or fair consideration. If the Guaranty was not enforceable, the Notes would be effectively subordinated to all liabilities of LTV Steel.

               The measure of insolvency for purposes of a fraudulent conveyance or other similar claim will vary depending upon the laws of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Offering, each of the Company and LTV Steel will be (a) neither insolvent nor rendered insolvent by the incurrence of debt in connection with the Offering, (b) in possession of sufficient capital to run their businesses effectively and (c) incurring debts within their ability to pay as the same mature or become due.

               Furthermore, LTV Steel may be or become subject to contractual restrictions on its ability to make payments on the Guaranty. Upon the sale or other disposition of LTV Steel or the sale or disposition of all or substantially all the assets of LTV Steel permitted by the Indenture, LTV Steel will be released from all its obligations under the Guaranty. See "Description of Notes."

Change of Control Provisions

               Upon the occurrence of a Change of Control at any time, each holder of the Notes will have the right to require the Company to repurchase each holder's Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes --Repurchase of Notes at the Option of holders Upon a Change of Control." In addition, a Change of Control may constitute a liquidation event or default under the Receivables Credit Agreement dated as of October 12, 1994 among LTV Sales Finance Company, a bankruptcy-remote special purpose subsidiary of LTV, the Lenders party thereto and Bankers Trust Company, as Collateral Agent and Facility Agent (the "Receivables Credit Agreement") or the Letter of Credit Agreement dated as of October 12, 1994 among LTV and certain of its subsidiaries, the Lenders party thereto and BT Commercial Corporation, as Agent (the "Letter of Credit Agreement"), respectively. Future debt of LTV may contain similar provisions to those in the Receivables Credit Agreement and the Letter of Credit Agreement.

Restrictions on Resales; Absence of Public Market for the Old Notes

               The Old Notes were offered and sold by the Company in a private offering exempt from registration requirements of the Securities Act. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions.

                         Risk Factors Relating to LTV

Substantial Leverage; Ability to Meet Liquidity Needs

               The Company has substantial unfunded retiree health care, unfunded pension and other obligations, including debt. As of September 30, 1997, the total consolidated debt, pension and other postemployment health care and insurance benefit liabilities of the Company and LTV Steel were approximately $2.474 billion (excluding approximately $99.6 million of outstanding letters of credit), and the Company and its subsidiaries had approximately $320 million of additional available borrowing capacity under senior credit facilities. The degree to which the Company is leveraged could affect its ability to service its debt and fund its pension and other postemployment benefit obligations, to make capital investments, to take advantage of business opportunities, including making joint venture investments, or to obtain additional financing. Declines in the demand for steel or in steel prices (whether as a result of the steel industry's cyclicality or otherwise), increases in labor, raw material or other costs, adverse environmental or other regulatory developments or the inability to borrow additional funds for operations if and when required could also impair the Company's ability to meet its substantial liquidity needs. These factors could force the Company to restructure or refinance its debt or seek additional equity capital. There can be no assurance that any of these actions could be effected on a timely basis. In addition, the terms of the Company's existing and future debt and PBGC agreements, including the Indenture, may prohibit the Company from taking such actions, and the Company's ability to obtain equity financing is separately limited by certain tax considerations.


               LTV's aggregate annual expense for pensions and other postemployment benefit obligations is currently higher on a per ton shipped basis than that of some other domestic integrated steel producers that publicly report such data. Cash obligations include postemployment health care and other insurance benefits, payments under the PBGC Settlement Agreement among the PBGC, LTV and certain affiliates of LTV (the "PBGC Settlement Agreement") to amortize the unfunded liability in the Company's restored defined benefit pension plans and required contributions to a Voluntary Employees' Beneficiary Association ("VEBA") Trust to prefund postemployment health care and other insurance benefits. The Company's actual annual expense depends on a variety of factors, some of which are beyond the control of the Company. The United States government could enact legislation which could materially change the Company's postemployment benefit and pension-related liabilities or could materially increase the Company's annual cash flow requirements related to current pension funding requirements or level of pension insurance premiums. Further, if the actual retirement or other termination of active employees is significantly earlier than projected (for plant closings or other reasons), if the plans are modified after August 1999 because of contractual changes with the USWA, if certain trends change, if events occur differently than as assumed or if assumptions change as a result of such events or for other reasons, these liabilities could change substantially.


Significance of the Automotive Industry; Customer Concentration

               Demand for the Company's steel products is affected by, among other things, the relative strength or weakness of the domestic automotive industry and events impacting the domestic automotive industry. The automotive industry can be highly cyclical, is dependent on consumer spending and is subject to the impact of international trade. Direct shipments of the Company's products to the automotive market accounted for approximately 24%, 22%, 25% and 26% of the Company's steel-related shipments in the first nine months of 1997 and in the years 1996, 1995 and 1994, respectively. The Company also sells to the steel service center and converter markets which, in turn, sell a portion of their product to the automotive industry. Direct sales to General Motors Corporation ("General Motors"), the Company's largest customer, accounted for approximately 12%, 11%, 12% and 11% of the Company's steel-related sales in the first nine months of 1997 and in the years 1996, 1995 and 1994, respectively. The Company's current sales arrangement with General Motors expires at year end 1998. Accordingly, there can be no assurance that future sales to General Motors will be at historical levels.

               Automotive manufacturers that sell passenger cars and light-duty trucks in the United States are required to comply with federally mandated corporate average fuel economy ("CAFE") standards. From time to time, there have been federal legislative and administrative initiatives that would increase CAFE standards from their current levels. More stringent CAFE standards could require vehicle manufacturers to restrict their current product offerings or otherwise reduce the average weight of such vehicles sold in the United States in future model years. Such action would likely result in a reduction in the average weight of steel used in vehicles sold in the United States. Because of the significance of the United States automotive market to the Company, a significant reduction in the average usage of steel in such vehicles could have a material adverse effect on the Company's business.

Substantial Capital Expenditure Requirements

               The Company's integrated steel operations are capital intensive. Over the last ten years, the Company's capital expenditures have totaled approximately $3 billion. This level of capital expenditures was made in order to maintain productive capacity, reduce costs, improve productivity and upgrade selected facilities to meet competitive requirements and, to a lesser extent, maintain compliance with environmental laws and regulations, including the Clean Air Act of 1990. The Company anticipates that capital expenditures will approximate $300 million in 1997. Although the Company believes it will be able to make capital expenditures deemed necessary or appropriate, there can be no assurance that the Company will have adequate funds to make all such capital expenditures or that the amount of future capital expenditures will be adequate to preserve its competitive position or to comply with environmental regulations.

Production Shutdowns

               The Company's manufacturing processes are dependent upon certain critical pieces of steelmaking equipment, such as its blast furnaces and continuous casters, which on occasion may be out of service due to routine scheduled maintenance or as the result of equipment failures. Interruptions in the Company's production capabilities could result in fluctuations in the Company's quarterly total sales and income. The most significant scheduled maintenance outages involve the relining of the Company's five blast furnaces. The relining of each furnace is scheduled approximately once every five years and typically takes ten to twelve weeks. The Company has currently scheduled its five blast furnaces to be relined at the rate of one a year, although the reline scheduled for 1997 has been postponed until 1998 because of better-than-anticipated furnace conditions. LTV plans to offset lost production from furnace relines with purchased steel in order to enable the Company to continue to satisfy its customers' requirements. Using purchased steel, however, may adversely affect the Company's profitability. Other routine scheduled maintenance outages or equipment failures could limit the Company's production for a period of several days to several weeks. The Company maintains property insurance covering both physical damage to real and personal property and business interruption. Although the Company has experienced no equipment failures or scheduled maintenance outages that have resulted in the complete shutdown of a major portion of its steelmaking production for a significant period of time, no assurance can be given that a material shutdown will not occur in the future.

Labor Relations

               The Company's primary labor agreement with the USWA covering approximately 10,800 employees (substantially all of the hourly employees at its steel operations) expires on August 1, 1999. The Company's participation in a minimill joint venture, Trico Steel Company, L.L.C. ("Trico"), the employees of which are not currently represented by the USWA or another union, has been a significant issue between the USWA and the Company. This issue may adversely affect the Company's negotiations for a new labor agreement, and the Company cannot predict the outcome of such negotiations. Further, no assurance can be given that the USWA will not seek to represent Trico employees at some future date. The USWA's labor agreements with other domestic integrated steel producers also expire on August 1, 1999, which may further complicate the Company's negotiations with the USWA.


               The USWA has recently alleged that the Company's actions relating to the closure of the Pittsburgh coke plant violates the Company's labor agreement. See "The Company -- Recent Developments."


               In the course of recent negotiations, the Company has not experienced work stoppages, but there can be no assurance that work stoppages will not occur in the future in connection with contract negotiations or otherwise, or as to the results of such a stoppage. A prolonged general work stoppage would, however, have a material adverse effect on the Company.

Managing Expansion

               The Company's strategy of expanding beyond its existing integrated steel operations is subject to various risks. The Company's management has only limited experience in many of these other operations, and there can be no assurance it will be able to effectively evaluate or manage such operations. Joint ventures have in the past been one of the Company's primary means for expanding its operations, and the Company expects to continue to make investments in joint ventures. The Company's joint venture partners may from time to time have economic or business interests that are inconsistent with the interests of the Company. The Company also faces the risk that a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required or choose to fulfill those obligations. Many of the opportunities that the Company is pursuing are start-up operations and require significant investments before becoming operational. The development, construction and start-up of such operations are themselves subject to numerous risks. After start-up, further investments may be required and significant losses could be incurred before any profits are realized. The Company's strategy includes pursuing additional steel-related investments beyond those it has already acquired, but there can be no assurance that any such other investments will be consummated.

Litigation

               The Company is a defendant in a number of pending lawsuits, including certain challenges to actions taken during the Chapter 11 bankruptcy proceedings and other proceedings involving environmental matters and patent infringement. There can be no assurance that the Company will succeed in defending such claims or that judgments will not be rendered against the Company in respect of any or all of such proceedings. While, in the opinion of the Company's management, adequate provision has been made for losses which are likely to result from these claims, to the extent that such reserves prove to be inadequate, the Company could incur a charge to earnings which could have a material adverse effect on the Company's results of operations and liquidity for the applicable period. The Company has benefitted from certain trade cases relating to steel imports which remain subject to annual review. Such annual reviews may adversely affect such benefits.

Potential Limitation on Utilization of Net Operating Loss Carryforwards and Other Tax Attributes

               The Company's ability to reduce its future income tax liability, if any, through utilization of its substantial net operating loss carryforwards of $2.6 billion and other favorable tax attributes could be significantly limited if the Company were to undergo an "ownership change" (an "Ownership Change") within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Imposition of such limitations could have a material adverse effect on the Company. Article Ninth of the Company's Restated Certificate of Incorporation ("Article Ninth") provides a measure of protection against an Ownership Change by prohibiting certain ownership accumulations without the approval of the Board of Directors of the Company. However, the Company's future ability to issue additional shares of stock or equity-related instruments convertible into stock may be limited because of the constraints imposed by Section 382 of the Code.

Year 2000 Compliance

               As is the case with most other companies using computers in their operations, the Company is faced with the task of addressing the Year 2000 problem during the next two years. The Company is currently engaged in a comprehensive project to upgrade its computer software in its information technology, manufacturing and facilities systems to programs which will be Year 2000 compliant. In addition, over a three-year period, the Company currently estimates that it will expense approximately $50 million related to Year 2000 compliant work. Approximately $10 million will be expensed in 1997. Failure by the Company and/or vendors working on this project to complete the Year 2000 compliance work in a timely manner could have a material adverse effect on the Company's operations.

             Risk Factors Relating to the Steel Industry Generally

Steel Price Sensitivity and Cyclicality of the Steel Industry

               The steel industry is highly cyclical in nature and the Company's results of operations are substantially affected by small variations in the realized prices of its products. Such realized prices are significantly influenced by prevailing prices for steel and demand for particular products. The Company's steel operations shipped 8.1 million tons of steel products and recorded sales of $4.1 billion during 1996. A 1% increase or decrease in the average realized price during 1996 would, on a pro forma basis, have resulted in an increase or decrease in pre-tax income of approximately $36 million. The Company's average realized steel selling prices during the first six months of 1997 were only 8% above those of a decade ago. Domestic integrated producers suffered substantial losses between 1982 and 1986, primarily as a result of recessionary conditions, high levels of steel imports, the strength of the United States dollar against other currencies, worldwide steel production overcapacity, increased domestic and international competition, high labor costs and inefficient production facilities. Domestic steel industry earnings improved between 1987 and 1989, compared to such prior period, due in part to substantial restructuring activities (including the reduction of steel production capacity), the strength of the domestic economy, the decline of the United States dollar against foreign currencies and temporary labor concessions. Domestic steel production in 1995 was the highest since 1981. Industry demand, however, slackened during the latter half of 1990 and continued to be weak through 1992, and the steel industry suffered losses during such period. Demand increased in 1993 and in years subsequent thereto and domestic steel producers have been able to implement a number of announced price increases since 1993. While the Company and the steel industry in general realized a number of price increases during 1993, 1994 and the first half of 1995, steel prices declined materially in the second half of 1995. In 1996 and the first nine months of 1997, the Company was able to implement price increases that only partially offset the decreases experienced in the second half of 1995, and average realized steel selling prices per ton in 1996 and the first nine months of 1997 remained below average 1995 levels. The price increase announced in May 1997 by LTV has only partially taken effect.

               With severe competitive pressures in the steel industry, excess worldwide capacity, a significantly higher level of imports than in 1996 and fluctuating automotive industry sales as described above, there can be no assurance that prices will not decline during any future period or as to domestic steel industry earnings in the future. See "Excess Worldwide Industry Capacity and Depressed Prices" and "Competition."

Excess Worldwide Industry Capacity and Depressed Prices

               At current worldwide demand levels, there exists substantial excess worldwide steelmaking capacity. In addition, Wheeling-Pittsburgh Corporation ("WHX") resumed steel production in the fourth quarter of 1997 after a ten-month strike-related cessation of operations. Domestic flat rolled steel production capacity has been reduced through corporate reorganizations or as a result of bankruptcy proceedings, causing domestic capacity to fall below current domestic demand for flat rolled steel.
However, taking into account both historic and recent levels of imports and an expected increase in domestic raw steel production capacity of more than 8% during the next two years (primarily due to the construction of new minimill and other production facilities), there is expected to be an excess supply in the domestic flat rolled steel market. Steel selling prices have been under pressure recently as a result of the recent sustained high level of imports, the start-up or planned start-up of new minimills and other production facilities, a strengthened United States dollar and various other factors.
The outlook for prices continues to be uncertain. See "Steel Price Sensitivity and Cyclicality of the Steel Industry."

Competition

               Domestic steel producers have faced significant competition from foreign producers. Foreign competition is intense and has adversely affected product prices in the United States and tonnage sold by domestic producers. The intensity of foreign competition is substantially affected by the relative strength of foreign economies and fluctuations in the value of the United States dollar against foreign currencies. Steel imports have increased as the value of the dollar has risen in relation to foreign currencies. Further, many foreign steel producers are owned, controlled or subsidized by their governments. Decisions by such foreign producers with respect to production and sales may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions. Based on reports by the American Iron and Steel Institute ("AISI"), imports of flat rolled product increased approximately 41% in the first eight months of 1997 from the comparable period in 1996 to approximately
9.8 million tons or 20% of domestic steel consumption. See "Steel Price Sensitivity and Cyclicality of the Steel Industry."

               LTV also competes with other domestic integrated producers, some of which have greater resources than the Company, and with minimills which are relatively efficient, low-cost producers that generally produce steel from scrap in electric furnaces, have lower employment and environmental costs and generally target regional markets. Recently developed thin slab casting technologies have allowed some minimill producers to enter certain sectors of the flat rolled market which have traditionally been supplied by integrated producers, and other producers have announced their intention to do the same. Industry experts estimate that current domestic raw steel production capacity will be increased by more than 8% during the next two years as new minimills, now under construction, engaged in start-up operations or otherwise proposed, begin operation.

               In the case of many steel products, there is substantial competition from manufacturers of other products, including plastics, aluminum, ceramics, glass, wood and concrete.

Environmental Regulation

               With respect to its properties and operations, the Company and other steel producers have become subject to increasingly stringent environmental standards imposed by federal, state and local environmental laws and regulations concerning air emissions, water discharges and waste disposal. The Company has incurred and will continue to incur substantial capital costs and operating and maintenance expenses in complying with such stringent environmental standards. In particular, the 1990 Clean Air Act Amendments will continue to require additional significant expenditures for air pollution control or major changes in the production of steel. Further, new federal environmental regulations adopted in 1997 impose significantly more stringent ambient air environmental standards which could in the future also add significantly to expenditure levels by the Company. Additionally, the United States Environmental Protection Agency (the "EPA") has interpreted the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), as granting the EPA authority to require companies to clean up plant sites where hazardous wastes have been used (and are being or may be released into the environment), even if such sites are not subject to the permitting requirements of RCRA. If the EPA were to require the Company to clean up its facilities under RCRA, the costs to the Company associated with such a cleanup could be substantial.


                                USE OF PROCEEDS

               The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

               The net proceeds to the Company from the sale of the Old Notes was approximately $289.8 million. Such net proceeds were used by the Company to finance the approximate $187.5 million cost, subject to final closing adjustments, of the VP Acquisition and to redeem the $100 million principal amount of Senior Secured Convertible Notes due 2003 issued by LTV to SMI America, Inc.


                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

               The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated:

                                          Nine Months Ended
                                            September 30,                            Year Ended December 31,
                                          -----------------           --------------------------------------------------
                                          1997         1996           1996        1995        1994        1993      1992
Ratio of earnings to fixed charges
(unaudited) (1)...................        0.7x         3.3x           3.5x        5.8x        4.1x        0.1x        --

---------------
(1) The ratio of earnings to fixed charges is determined by dividing the sum of earnings from continuing operations before extraordinary items, discontinued operations, interest expense, taxes and a portion of rent expense representative of interest, by the sum of interest expense and a portion of rent expense representative of interest. The ratio for the nine months ended September 30, 1997 includes the $150 million special charge recorded in the third quarter of 1997. Without the special charge, the ratio would have been 3.5x. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For 1992, the deficit of earnings to fixed charges was $166 million.


                            THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes


               Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m, New York City time, on January 12, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


               As of the date of this Prospectus, $300 million aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. The Company's obligations to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

               The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly confirmed in writing) or written notice of such extension to the Exchange Agent and notice of such extension to the holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


               The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


               Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

Procedures for Tendering Old Notes

               The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal or Agent's Message (as defined below) in lieu thereof, including all other documents required by such Letter of Transmittal, to The Chase Manhattan Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY, NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

               The term "Holder" or "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any participant in DTC whose name appears on a security position listing as the holder of Old Notes (which for the purpose of the Exchange Offer, include beneficial interests in the Old Notes held by direct or indirect participants in DTC and Old Notes held in definitive form).

               Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").
If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

               All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.


               If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.


               If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority to so act must be submitted.

               By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive
New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Acceptance of Old Notes for Exchange, Delivery of New Notes

               Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

               In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal (or Agent's Message in lieu thereof) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes

               Interest on the Notes will accrue at the rate of 8.20% per annum and will be payable in cash semi-annually on each March 15 and September 15, commencing on March 15, 1998.

Book-Entry Transfer


               The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Notes so tendered will only be made after timely confirmation of such book-entry transfer of Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.


Guaranteed Delivery Procedures

               If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal (or an Agent's Message in lieu thereof) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal (or an Agent's Message in lieu thereof) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

               Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

               For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties.
Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

               Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes such acceptance or issuance would violate applicable law or any interpretation of the staff of the Commission.

               The foregoing condition is for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Exchange Agent

               The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                Deliver To:

                      By Registered or Certified Mail
                      or Hand or Overnight Delivery:
                         The Chase Manhattan Bank
                              55 Water Street
                         Room 234, North Building
                         New York, New York 10041
                         Attention: Carlos Esteves
                           Confirm by Telephone:
                              (212) 638-0828
                          Facsimile Transmission:
                     (212) 638-7375 or (212) 344-9367

               DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

               The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

               The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $75,000.

Transfer Taxes

               Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange

               Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions.

Tax Consequences to U.S. Holders

               There will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer and a holder will have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.


                           DESCRIPTION OF NOTES


               The Old Notes were issued and the New Notes will be issued under an indenture dated as of September 22, 1997 (the "Indenture") among the Company, LTV Steel and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Indenture will be qualified under the Trust Indenture Act upon effectiveness of the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Indenture Act and to all the provisions of the Notes and the Indenture, including the definitions therein of certain terms. For purposes of this Section, references to the "Company" shall mean The LTV Corporation excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

General

               The Notes will mature on September 15, 2007, and will be limited to an aggregate principal amount of $300 million. The Notes will bear interest at the rate set forth on the cover page of this Prospectus from September 22, 1997, or from the most recent interest payment date to which interest has been paid, payable semiannually on March 15 and September 15 of each year, beginning on March 15, 1998, to the Persons who are registered holders of the Notes at the close of business on the preceding March 1 or September 1, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


               Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

               The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if (a) on or prior to the 60th day following the date of original issuance of the Old Notes, neither the Registration Statement nor a shelf registration statement for the New Notes (the "Shelf Registration Statement") has been filed with the Commission, (b) on or prior to the 150th day following the date of original issuance of the Old Notes, the Registration Statement has not been declared effective, (c) on or prior to the 180th day following the date of original issuance of the Old Notes, neither the Exchange Offer has been consummated nor a Shelf Registration Statement has been declared effective or (d) after either the Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (a) through (d), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Old Notes and the New Notes (in addition to the stated interest on the Old Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

Ranking

               The Notes will be senior unsecured obligations of the Company, will rank pari passu with all existing and future senior debt of the Company, will be senior in right of payment to all future subordinated debt of the Company and will be guaranteed on a senior unsecured basis by LTV Steel. For certain financial information with respect to LTV Steel, see the notes to the Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 and 1996. As of September 30, 1997, after giving effect to the VP Acquisition, the Offering and the application of the estimated net proceeds therefrom, the total outstanding debt of the Company and LTV Steel was approximately $354 million (excluding approximately $99.6 million in outstanding letters of credit) and the Company and LTV Steel had approximately $320 million of additional available borrowing capacity under the Receivables Credit Agreement and the Letter of Credit Agreement. As of such date, the total outstanding pension liabilities of the Company and LTV Steel were approximately $601 million and the total outstanding liabilities of the Company and LTV Steel for postemployment health care and other insurance benefits were approximately $1.5 billion. None of the debt or pension or other postemployment benefit liabilities of the Company and LTV Steel outstanding as of September 30, 1997,
would have been subordinated to the Notes or the Guaranty.   Although the
Indenture contains limitations on the amount of additional Debt which the Company and LTV Steel may incur, the amounts of such Debt could be substantial. In addition, the Company and LTV Steel have other liabilities, including contingent liabilities, which may be significant.

               The Notes and the Guaranty will be effectively subordinated to creditors (including the PBGC, trade creditors and secured creditors) and preferred stockholders, if any, of the Subsidiaries of the Company other than LTV Steel. As of September 30, 1997, the total balance sheet liabilities of such Subsidiaries were approximately $371 million (excluding approximately $99.6 million of outstanding letters of credit and approximately $320 million of additional available borrowing capacity under the Receivables Credit Agreement and the Letter of Credit Agreement). Since all the operations of the Company are conducted through Subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, is dependent upon the earnings of any such Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by such Subsidiaries could be limited by statutory and contractual restrictions or other business considerations and will be dependent upon the earnings of those Subsidiaries. Under certain circumstances, the Guaranty could be effectively subordinated to all the obligations of LTV Steel. See "Certain Covenants--Limitation of Debt and Restricted Subsidiary Preferred Stock."

               The Notes and the Guaranty also will be effectively subordinated to any secured debt of the Company and LTV Steel, respectively, to the extent of the value of the assets securing such debt. As of September 30, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company and LTV Steel had no secured debt or other secured obligations outstanding (other than letters of credit and additional available borrowing capacity under the Receivables Credit Agreement and the Letter of Credit Agreement and the contingent obligations under the $250 million USWA Lien.

Guaranty

               The obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed on a senior unsecured basis by LTV Steel. LTV's trade sales accounted for 85% of the Company's trade sales in 1996 (without giving pro forma effect to the VP Acquisition). Upon the sale or other disposition of LTV Steel or the sale or disposition of all or substantially all the assets of LTV Steel permitted by the Indenture, LTV Steel will be released from all its obligations under the Guaranty. See "Certain Covenants-- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "Merger, Consolidation and Sale of Property." The Company will agree to contribute to LTV Steel an amount equal to the Company's proportionate share of any payment made by LTV Steel under the Guaranty, based on the net worth of the Company relative to the aggregate net worth of the Company and LTV Steel).

Optional Redemption

               Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to September 15, 2002. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

                                                        Redemption
         Year                                             Price
         2002......................................      104.100%
         2003......................................      102.733%
         2004......................................      101.367%
         2005 and thereafter.......................      100.000%

               At any time and from time to time prior to September 15, 2000, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 108.20% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Sinking Fund

               There are no sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

               Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

               Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating, among other things: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

               The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

               The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers of the Old Notes (the "Initial Purchasers"). Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinances or other recapitalization, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

               The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all the assets of the Company may be uncertain.

               The occurrence of certain of the events that constitute a Change of Control under the Indenture would constitute a liquidation event or a default under the Receivables Credit Agreement and the Letter of Credit Agreement, respectively. Future Senior Debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Debt to be repurchased upon a Change of Control.
Moreover, the exercise by holders of Notes of their right to require the Company to repurchase such Notes could cause a default under existing or future Senior Debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the existing or future Senior Debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

               Covenant Termination. The Indenture provides that the following restrictive covenants will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released from their obligations to comply with the restrictive covenants described below, except for the covenants described under "Limitation on Liens," "Limitation on Sale and Leaseback Transactions" and "Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the second paragraph (and such clause (x) as referred to in the first paragraph) thereunder). The Company and LTV Steel will also, upon reaching Investment Grade Status, remain obligated to comply with the provisions described under "Merger, Consolidation and Sale of Property" (other than clauses (e) and (f) of the first and second paragraphs thereunder) and under "Repurchase at the Option of Holders Upon a Change of Control."

               Limitation on Debt and Restricted Subsidiary Preferred Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt (which includes, in the case of Restricted Subsidiaries, Preferred Stock) unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 or (b) such Debt is Permitted Debt.

               The term "Permitted Debt" is defined to include the following:

               (a) Debt of the Company evidenced by the Notes and of LTV Steel evidenced by the Guaranty;

               (b) Debt under the Credit Facilities, provided that the aggregate principal amount of all such Debt under the Credit Facilities, together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (b), at any one time outstanding shall not exceed the greater of (i) $470 million less the sum of the aggregate amount of all prepayments and required payments of principal applied to reduce the aggregate amount available to be borrowed under the Credit Facilities or such Permitted Refinancing Debt, including pursuant to the covenant described below "Limitation on Asset Sales," and (ii) the sum of the amounts equal to
(x) 60% of the book value of the inventory of the Company and the Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of Notes;

               (c) Capital Expenditure Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c), together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c), does not exceed $300 million;

               (d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

               (e) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the immediately preceding paragraph;

               (f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

               (g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management (including cost control) of the Company or such Restricted Subsidiary and not for speculative purposes;

               (h) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

               (i) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (h) above and any additional Debt Incurred after the Issue Date representing interest paid in-kind on Debt outstanding pursuant to this clause (i);

               (j) Debt of the Company or any Restricted Subsidiary (other than Debt permitted by the immediately preceding paragraph or the other clauses of this paragraph) in an aggregate principal amount outstanding at any one time not to exceed $100 million; and

               (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses (a), (b), (c), (e) and (i) above, subject, in the case of clauses (b) and (c) above, to the limitations set forth in the respective provisos thereto.

               Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

               (a) a Default or Event of Default shall have occurred and be continuing,

               (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" or

               (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from and after the first day of the fiscal quarter following the end of the most recent fiscal quarter ended immediately prior to the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

           (ii) Capital Stock Sale Proceeds, and

          (iii) the amount by which Debt (other than Subordinated Obligations issued or sold prior to the Issue Date) of the Company or LTV Steel is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company or LTV Steel convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).

      Notwithstanding the foregoing limitation, the Company may:

               (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

               (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such exchange or sale shall be excluded from the calculation of the amount of Capital Stock Sale Proceeds;

               (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

               (d) expend up to $43 million to repurchase, prior to the two-year anniversary of the Issue Date, common stock of the Company pursuant to the Company's stock repurchase plan approved on January 24, 1997, by the Board of Directors; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure, (i) no other Default or Event of Default shall have occurred and be continuing and (ii) the Company could incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock;" provided further, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments;


               (e) expend up to $5 million in any fiscal year of the Company to repurchase common stock of the Company (i) to distribute to current or former employees, officers and directors of the Company and its Subsidiaries,
(ii) from such current or former employees, officers or directors or (iii) otherwise in order to distribute as employee compensation; provided, however, that the time of, and after giving pro forma effect to, any such expenditure, no other Default or Event of Default shall have occurred and be continuing; provided further, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments; and


               (f) expend up to $40 million for Restricted Payments in addition to amounts permitted pursuant to clauses (a) through (e) above; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure, no other Default or Event of Default shall have occurred and be continuing; provided further, however, that such expenditures shall be excluded in the calculation of the amount of Restricted Payments.

               Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

               Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or
(b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided, however, that, in the case of this clause (iii), (x) such disposition is effected in compliance with the covenant described under "Limitation on Asset Sales" and (y) if such Restricted Subsidiary is LTV Steel, then, upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, LTV Steel shall be released from all its obligations under the Guaranty.

               Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale (or, in the case of a lease that is an Asset Sale, the Company or such Restricted Subsidiary is to receive over the term of such lease consideration) at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Additional Assets or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guaranty) as a result of which the Company and the Restricted Subsidiaries, are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses
(a) and (b).

               The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to prepay, repay, legally defease or purchase Senior Debt of the Company or LTV Steel or Debt of any other Restricted Subsidiary (excluding, in any such case, Debt owed to the Company or an Affiliate of the Company); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, the Company, LTV Steel or such other Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

               Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

               Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice will state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

               The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

               Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to
(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or (C) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clause
(i)(A) or (B) above or in clause (ii)(A) or (B) below, provided that such restriction is no less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, or (D) on Sales Finance or any other bankruptcy-remote special-purpose Subsidiary of the Company or any Restricted Subsidiary that purchases or sells accounts receivable or inventory pursuant to the Credit Facilities and (ii) with respect to clause
(c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and "Limitation on
Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

               Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing and (ii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company obtains a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

               Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

            (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

           (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payment;"

          (iii) any issuance of securities, or other payments, awards or grants in securities or otherwise pursuant to, or the funding of, employment arrangements, pension plans, stock options and stock ownership plans approved by the Board of Directors;

           (iv) the payment of reasonable fees to directors of the Company or such Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

            (v) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $5 million in the aggregate at any one time outstanding;

           (vi) any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their joint ventures, provided that (x) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and such joint venture and is consistent with the past practices of the Company and the Restricted Subsidiaries with respect to their joint ventures, (y) if such transaction or series of transactions constitutes an Investment by the Company, such Restricted Subsidiary or such joint venture, the other equity investors in such joint venture (A) participate in such Investment on the same basis as the Company or such Restricted Subsidiary, (B) have their interests in such joint venture diluted to the extent such investors elect not to so participate in such Investment or (C) individually beneficially own 10% or less of the equity interests in such joint venture and (z) such joint venture is engaged in a Related Business; and

          (vii) any transaction or series of transactions between the Company or any Restricted Subsidiary and SMI or any of its affiliates pursuant to the terms of the Sumitomo Securities Purchase Agreement and any documents relating thereto, as such Agreement and documents are in effect on the Issue Date.

               Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (ii) create a Lien on such Property securing such Attributable Debt without securing the Notes pursuant to the covenant described under "Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "Limitation on Asset Sales;" provided, however, that the Company or any Restricted Subsidiary may at any time enter into a Sale and Leaseback Transaction if the sum of (x) the aggregate amount of Attributable Debt outstanding at such time with respect to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by the Company or any Restricted Subsidiary and (y) the aggregate principal amount (in the case of Debt sold at a discount, at Stated Maturity) of all Secured Debt outstanding at such time (other than the USWA Secured Obligations and any Permitted Refinancing Debt in respect thereof to the extent not exceeding $250 million in the aggregate), does not exceed 10% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the Company as of the end of the recent fiscal quarter ending at least 45 days prior thereto.

               Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company or any Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Wholly Owned Subsidiary will be classified as a Restricted Subsidiary, provided that the requirements set forth in clauses (x) and (y) of the immediately following paragraph would be satisfied after giving pro forma effect to such classification. Any Person not permitted by the terms of the immediately preceding sentence to be classified as a Restricted Subsidiary shall be automatically classified as an Unrestricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

               The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

               Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate
(a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

               Notwithstanding anything to the contrary in the foregoing, Presque Isle Corporation and L-S Electro-Galvanizing Company, which had $31.3 million and $32.9 million, respectively, of total assets at December 31, 1996 will initially be Unrestricted Subsidiaries.

Merger, Consolidation and Sale of Property

               The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause
(d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock;" (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and any supplemental indenture in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

               The Company shall not permit LTV Steel to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into LTV Steel) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Surviving Person (if not LTV Steel) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than LTV Steel) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observances of all the obligations of LTV Steel under the Guaranty; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of LTV Steel, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock;" (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied. The foregoing provisions (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "Certain Covenants--Limitation on Asset Sales."

               The Surviving Person will succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of LTV Steel under the Guaranty, as the case may be), but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition, shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the Notes.

SEC Reports

               Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with, or furnish to, the Commission such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed at the times specified for the filing of such information, documents and reports under such Sections (the "Required Filing Times"); provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. The Company shall also in any event (a) within 15 days of each Required Filing Date, provide the Trustee and the holders of Notes with copies of such information, documents and reports and (b) if the Commission does not permit the filing of such information, documents and reports, promptly upon written request supply copies of such information, documents and reports to any prospective holder of Notes.

Events of Default

               Events of Default in respect of the Notes include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "Merger, Consolidation and Sale of Property;" (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $20 million (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $20 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and (h) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or the Guaranty) or LTV Steel denies or disaffirms its obligations under the Guaranty (the "guaranty provisions"). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any Default (except in payment of principal, premium, if any, or interest) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

               A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.
Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

               The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

               The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. The holders of a majority in aggregate principal amount of the outstanding Notes may, by notice to the Trustee and the Company, rescind any declaration of acceleration if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

               Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

               No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

               Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note, (d) make any Note payable in money other than that stated in the Note, (e) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or the Guaranty, (f) subordinate the Notes to any other obligation of the Company, (g) release any security interest that may have been granted in favor of the holders of the Notes, (h) reduce the premium payable upon the redemption or repurchase of any Note as described under "Optional Redemption" or "Repurchase at the Option of Holders Upon a Change of Control," (i) at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer or (j) make any change in the Guaranty that could adversely affect the holders of the Notes.

               Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add additional Guarantees with respect to the Notes or to release LTV Steel from the Guaranty as provided by the terms of the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

               The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

               After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

               The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Repurchase at the Option of Holders Upon a Change of Control" and "Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under "Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph, or contained in the second paragraph, of "Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

               If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "Certain Covenants"), (e), (f), (g) (with respect only to Significant Subsidiaries) or (h) under "Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph, or with the second paragraph, of "Merger, Consolidation and Sale of Property" above. If the Company exercises its legal or covenant defeasance option, LTV Steel will be released from all its obligations under the Guaranty.

               In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Book-Entry System

               The Old Notes were, and the New Notes will initially be, issued in the form of one or more Global Securities registered in the name of DTC or its nominee.

               Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Security purchased by such Persons in the Offering. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S under the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

               Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

               A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

               So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

               DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

               Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

               The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

               The Chase Manhattan Bank will be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

               The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. The Chase Manhattan Bank is a lender and agent under the credit facility with Trico, the Company's minimill joint venture, and engages in other general financing and banking services for the Company and its affiliates.

Certain Definitions

               Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

               "Additional Assets" means (a) any Property (other than cash, cash equivalents or securities) to be owned by the Company or any Restricted Subsidiary; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company.

               "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain Covenants--Limitation on Transactions with Affiliates", "Limitation on Asset Sales" and the definition of the term "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

               "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction or by means of a disposition of Capital Stock permitted by clause (iii) of the covenant described under "Certain Covenants--Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares),
(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than (i) in the case of clauses
(a), (b) and (c) above, any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) in the case of clauses (b) and (c) above, (x) any disposition of accounts receivable or inventory by or to the Company or any Restricted Subsidiary to or from Sales Finance or any other bankruptcy-remote, special-purpose Subsidiary of the Company in connection with the Incurrence of Debt by such Subsidiary under the Credit Facilities or (y) any disposition of Property having, together with other Property disposed of pursuant to such clauses during the same fiscal year, an aggregate Fair Market Value of less than $25 million and (iii) in the case of clause (c) above, any disposition effected in compliance with the first paragraph of the covenant described under "Merger, Consolidation and Sale of Property").

               "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of the term "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

               "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

               "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

               "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

               "Capital Expenditure Debt" means Debt Incurred by any Person to finance a capital expenditure so long as (a) such capital expenditure is or should be included as an addition to "Property, Plant and Equipment" in accordance with GAAP and (b) such Debt is Incurred within 180 days of the date such capital expenditure is made.

               "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

               "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

               "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date.

                "Change of Control" means the occurrence of any of the following events:

               (a) if any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Voting Stock of the Company (for purposes of this clause (a), such other Person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such other Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of all classes of the Voting Stock of such parent corporation); or

               (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

               (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

               (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Collateral Trust Agreement" means the Collateral Trust Agreement dated as of May 15, 1993, as amended through the Issue Date, among the Company, LTV Steel Company, Inc., the USWA and Bank One Ohio Trust Company, N.A., as collateral trustee.

               "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

               "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating
(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

               "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, as if such Asset Sale had occurred on the first day of such period
(or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iii) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and (iv) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (ii) or (iii) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of Property, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer and as further contemplated by the definition of the term "pro forma." If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

               "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, (c) capitalized interest, (d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees),
(g) Redeemable Dividends, (h) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

               "Consolidated Net Income" means, for any period, the net income
(loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (b) any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (loss) of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (e) any extraordinary gain or loss, (f) any unusual or nonrecurring non-cash charge or credit separately identified on the Company's consolidated income statement for such period, provided that (i) to the extent any such charge (other than the charge referred to in clause (i) below) represents an accrual of or reserve for cash expenditures in any future period, such cash expenditure shall be included in Consolidated Net Income for such future period or (ii) for purposes of the covenant described under "Certain Covenants Limitation on Restricted Payments" only, to the extent any such credit will result in the receipt of cash payments in any future period, such cash payment shall be included in Consolidated Net Income for such future period, (g) the cumulative effect of a change in accounting principles, (h) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary and (i) for purposes of the covenant described under "Certain Covenants Limitation on Restricted Payments" only, the special charge (in an amount not to exceed $150 million) to be taken with respect to the proposed shutdown of the Pittsburgh coke facility announced by the Company in July 1997; provided further, however, that there shall be added to such Consolidated Net Income any provision for taxes not payable in cash.

               "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, depletion and amortization, allowances for doubtful receivables, adjustments for pension liabilities, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; (e) treasury stock; (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

               "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit, (ii) any amounts attributable to Disqualified Stock and (iii) any adjustments for pension liabilities.

               "Credit Facilities" means the Receivables Credit Agreement and the Letter of Credit Agreement, in each case together with any extensions, revisions, refinances or replacements thereof by a lender or syndicate of lenders (including through the sale of accounts receivable or inventory to such lender or lenders or to Sales Finance or any other bankruptcy-remote special-purpose Subsidiary of the Company that purchases such accounts receivable or inventory).

               "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

               "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or assets or the amount of the obligation so secured; (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
(i) to the extent not otherwise included in this definition, any financing of accounts receivable or inventory of such Person (whether or not treated as a sale or debt for accounting purposes); provided that such accounts receivable or inventory shall be deemed to be on the consolidated balance sheet of the Company for purposes of clause (b)(ii) of the definition of "Permitted Debt". The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

               "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

               "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person as to which the maturity, mandatory redemption, redemption at the option of the holder thereof, conversion or exchange occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt solely at the option of the issuer thereof.

               "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes for such period based on income or profits or utilized in computing net loss,
(ii) Consolidated Interest Expense, (iii) depreciation and amortization of fixed and intangible assets and (iv) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

               "Event of Default" has the meaning set forth under "Events of Default."

               "Exchange Act" means the Securities Exchange Act of 1934.

               "Fair Market Value" means, with respect to any Property, the price (or, in the case of a lease, the rent) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller (or lessor) and a willing buyer (or lessee), neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $25 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $25 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

               "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

               "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

               "Guaranty" means the Guaranty on the terms set forth in the Indenture by LTV Steel of the Company's obligations with respect to the Notes.

               "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

               "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

               "Independent Appraiser" means, an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

               "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

               "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

               "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

               "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

               "Issue Date" means the date on which the Notes are initially issued.

               "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction, but excluding any operating lease (except Sale and Leaseback Transactions) entered into in the ordinary course of such Person's business).

               "Moody's" means, Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

               "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other noncash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with the GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

               "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

               "Officer" means the President and Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company.

               "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

               "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

               "Permitted Liens" means:

               (a) Liens to secure Debt permitted to be Incurred under clause
(b) of the second paragraph of the covenant described under "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock," provided that any such Lien is limited to the accounts receivable and inventory (and insurance proceeds and other Property similarly incidental thereto) of the Company and the Restricted Subsidiaries and any securities issued by Sales Finance or any other bankruptcy-remote, special purpose Subsidiary of the Company that purchases such accounts receivable or inventory in connection with the Incurrence of such Debt;

               (b) Liens to secure Debt permitted to be Incurred under clause
(c) of the second paragraph of the covenant described under "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary other than (i) the Property acquired, constructed or leased with the proceeds of such Debt, (ii) all improvements and accessions to such Property and (iii) in the case of personal Property, any real Property underlying such personal Property;

               (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

               (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

               (e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

               (f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

               (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

               (h) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

               (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

               (j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above, including the Lien securing the USWA Secured Obligations, provided that such Lien may be extended from time to time to Property of the Company or any Restricted Subsidiary not subject thereto on the Issue Date to the extent any such extension is required by the terms of the Collateral Trust Agreement as in effect on the Issue Date;

               (k) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; or

               (l) Liens securing Debt not otherwise described in clauses (a) through (k) above, provided that at the time any such Lien is Incurred the sum of (i) the aggregate principal amount (in the case of Debt sold at a discount, at Stated Maturity) of all Secured Debt outstanding at such time (other than the USWA Secured Obligations and any Permitted Refinancing Debt in respect thereof to the extent not exceeding $250 million in the aggregate) and (ii) the aggregate amount of Attributable Debt outstanding at such time with respect to Sale and Leaseback Transactions entered into by the Company or any Restricted Subsidiary, does not exceed 10% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

               "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinances, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the earlier of (i) the Stated Maturity of the Debt being Refinanced and (ii) the date that is at least one year and one day after the Stated Maturity of the Notes and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (a) Debt of a Subsidiary that Refinances Debt of the Company or (b) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

               "Person" means any individual, corporation, company (including any limited liability or joint-stock company), partnership, joint venture, association, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

               "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

               "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

               "Rating Agencies" mean Moody's and S&P.

               "Redeemable Dividend" means, for any dividend with respect to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

               "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable for Debt or Disqualified Stock.

               "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, reply, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

               "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (b) any payment made by the Company or any Restricted Subsidiary to purchase, redeem, repurchase, acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company (other than a Restricted Subsidiary) or (c) any payment made by the Company or any Restricted Subsidiary to purchase, redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase, or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition).

               "Restricted Subsidiary" means (a) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries."

               "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

               "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person, other than any such arrangement with respect to Property acquired or placed into service by the Company or any Restricted Subsidiary after the Issue Date to the extent entered into within 365 days after the date of such acquisition or placement into service and not constituting a Capital Lease Obligation.

               "Secured Debt" means any Debt of the Company or any Restricted Subsidiary secured by a Lien.

               "Senior Debt" of the Company means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest in respect of (i) Debt of the Company for borrowed money and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Expenditure Debt of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction or (ii) under Hedging Obligations; and (d) all obligations of other Persons of the type referred to in clauses (a) and (b) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt of the Company shall not include (A) Debt of the Company that is by its terms subordinate in right of payment to the Notes; (B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock. "Senior Debt" of LTV Steel has a correlative meaning, provided that clause (E) above shall be deemed to refer to any obligations of LTV Steel to the Company or any subsidiary of the Company.

               "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

               "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

               "Subordinated Obligation" means any Debt of the Company or LTV Steel (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Guaranty pursuant to a written agreement to that effect.

               "Subsidiary" means, in respect of any specified Person, any corporation, company, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

               "Unrestricted Subsidiary" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary;
(b) any Subsidiary of an Unrestricted Subsidiary; (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and (d) Presque Isle Corporation and L-S Electro-Galvanizing Company.

               "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

               "USWA Secured Obligations" means the retiree health benefit, plan contribution and other obligations of the Company and its Subsidiaries secured by a Lien granted to the USWA pursuant to the Collateral Trust Agreement.

               "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

               "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.


                             PLAN OF DISTRIBUTION


               Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale. In addition, until March 11, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


               The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

               The Company has agreed in the Registration Agreement to indemnify each broker-dealer reselling New Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the New Notes, including liabilities under the Securities Act, or to contribute to payments that such broker-dealers may be required to make in respect thereof.


                                 LEGAL MATTERS

               The validity of the New Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell.


                                    EXPERTS

               The consolidated financial statements of The LTV Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included and incorporated herein by reference. Such consolidated financial statements are included and incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              THE LTV CORPORATION
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                         Page
Interim Financial Information (unaudited)                                ----

Consolidated Statement of Operations for the nine months ended
  September 30, 1997 and 1996.........................................     F-2
Consolidated Balance Sheet at September 30, 1997......................     F-3
Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1997 and 1996.........................................     F-4
Notes to Consolidated Financial Statements............................     F-5

Year-End Financial Information (audited)

Report of Ernst & Young LLP, Independent Auditors.....................    F-10
Consolidated Statement of Income for the years ended December 31,
  1996, 1995 and 1994................................................     F-11
Consolidated Statement of Cash Flows for the years ended December 31,
  1996, 1995 and 1994................................................     F-12
Consolidated Balance Sheet at December 31, 1996 and 1995.............     F-13
Consolidated Statement of Shareholders', Equity for the years ended
  December 31, 1996, 1995 and 1995...................................     F-15
Notes to Consolidated Financial Statements...........................     F-16


                              THE LTV CORPORATION
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     (in millions, except per share data)
                                  (Unaudited)


                                                                                                     Nine Months Ended
                                                                                                       September 30,
                                                                                                --------------------------
                                                                                                  1997              1996
                                                                                                --------          --------
Sales..................................................................................         $3,299.1          $3,117.1
Costs and expenses:
      Cost of products sold............................................................          2,827.7           2,720.9
      Depreciation and amortization....................................................            198.1             201.2
      Selling, general and administrative..............................................            119.6             106.4
      Results of affiliates operations.................................................             26.3             --
      Net interest and other income....................................................            (26.4)            (27.9)
 Special charge........................................................................            150.0             --
                                                                                                --------          --------
      Total............................................................................          3,295.3           3,000.6
                                                                                                --------          --------
Income before income taxes.............................................................              3.8             116.5
Income tax provision
      Taxes payable....................................................................              0.6               0.2
      Taxes not payable in cash........................................................              0.9              41.6
                                                                                                --------          --------
      Total............................................................................              1.5              41.8
                                                                                                --------          --------
Income before extraordinary loss.......................................................              2.3              74.7
Extraordinary loss on early extinguishment of debt (net of income taxes of $2.6).......             (3.8)            --
Net income (loss)......................................................................         $   (1.5)         $   74.7
                                                                                                ========          ========
Earnings (loss) per share:
      Primary..........................................................................         $   0.01         $    0.69
 Extraordinary loss....................................................................            (0.04)            --
                                                                                                --------          --------
   Total...............................................................................         $  (0.03)         $   0.69
      Fully diluted....................................................................             0.01              0.69
 Extraordinary loss....................................................................            (0.04)            --
                                                                                                --------          --------
   Total...............................................................................         $  (0.03)         $   0.69
Cash dividends paid per common share...................................................             0.09              0.06
                                                                                                ========          ========

See notes to consolidated financial statements.


                              THE LTV CORPORATION
                          CONSOLIDATED BALANCE SHEET
                     (in millions, except per share data)
                                  (Unaudited)

                                                                  September 30,
                                                                      1997
                                                                  -------------
ASSETS
Current assets
 Cash and cash equivalents................................            $  256.9
 Marketable securities....................................               401.0
                                                                      --------
     Total cash and marketable securities.................               657.9
 Receivables, less allowance for doubtful accounts........               497.1
 Inventories:
   Products...............................................               613.1
   Materials, purchased parts and supplies................               248.4
                                                                      --------
     Total inventories....................................               861.5
 Prepaid expenses, deposits and other.....................                21.0
                                                                      --------
     Total current assets.................................             2,037.5
                                                                      --------
Investments in affiliates.................................               310.0
Other noncurrent assets...................................               257.2
Property, plant and equipment.............................             4,107.4
 Allowance for depreciation...............................              (940.2)
                                                                      --------
     Total property, plant and equipment..................             3,167.2
                                                                      --------
                                                                      $5,771.9
                                                                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable.........................................            $  346.7
 Accrued employee compensation and benefits...............               376.8
 Other accrued liabilities................................               327.8
                                                                      --------
     Total current liabilities............................             1,051.3
                                                                      --------
Noncurrent liabilities
 Long-term debt...........................................               354.2
 Postemployment health care and other insurance benefits..             1,564.0
 Pension benefits.........................................               608.4
 Other....................................................               531.6
                                                                      --------
     Total noncurrent liabilities.........................             3,058.2
                                                                      --------
Shareholders' equity
 Convertible preferred stock (par value $1.00 per share)..                 0.5
 Common stock (par value $0.50 per share).................                52.8
 Additional paid-in capital...............................             1,019.5
 Retained earnings........................................               634.1
 Treasury stock (2,618,700 shares at cost)................               (34.7)
 Minimum pension liability adjustment and other...........                (9.8)
                                                                      --------
     Total shareholders' equity...........................             1,662.4
                                                                      --------
                                                                      $5,771.9
                                                                      ========

See notes to consolidated financial statements.


                              THE LTV CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in millions)
                                  (Unaudited)

                                                                                        Nine Months Ended
                                                                                          September 30,
                                                                                     ----------------------
                                                                                        1997         1996
                                                                                     ---------     --------
Operating activities
 Net income (loss)...........................................................        $   (1.5)     $   74.7
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Extraordinary loss........................................................             3.8          --
   Special charge............................................................           150.0          --
   Depreciation and amortization.............................................           198.1         201.2
   Income tax provision not payable in cash..................................             0.9          41.6
   Defined benefit pension expense...........................................            21.3          51.3
   Postemployment benefit payments less (more) than related expense..........           (22.0)         (0.3)
   VEBA Trust contributions..................................................           (10.0)        (11.3)
   Changes in assets, liabilities and other..................................           (82.6)        (29.1)
                                                                                     --------      --------
     Net cash provided by operating activities...............................           258.0         328.1
                                                                                     --------      --------
Investing activities
 Capital expenditures........................................................          (215.4)       (139.1)
 VP Buildings acquisition....................................................          (187.5)         --
 Investment in affiliates....................................................           (69.5)        (69.1)
 Net sales (purchases) of marketable securities..............................           165.4         (76.2)
 Other.......................................................................            14.6          (1.8)
                                                                                     --------      --------
   Net cash used in investing activities.....................................          (292.4)       (286.2)
                                                                                     --------      --------
Financing activities
 Proceeds from debt offering.................................................           289.8          --
 Pension funding to restored plans...........................................           (60.2)       (144.2)
 Preferred dividends paid....................................................            (1.7)         (1.7)
 Common dividends paid.......................................................            (9.3)         (6.3)
 Share repurchases...........................................................           (34.7)         --
                                                                                     --------      --------
   Net cash provided by (used in) financing activities.......................           183.9        (152.2)
                                                                                     --------      --------
Net increase (decrease) in cash and cash equivalents.........................           149.5        (110.3)
Cash and cash equivalents at beginning of period.............................           107.4         265.9
                                                                                     --------      --------
Cash and cash equivalents at end of period...................................        $  256.9      $  155.6
                                                                                     ========      ========
Supplemental cash flow information is presented as follows:
 Interest payments...........................................................        $    6.1      $    8.4
 Income tax payments.........................................................             5.5           1.9
 Capitalized interest........................................................            11.9           7.2
 Purchases of marketable securities..........................................         5,591.2       3,279.4
 Sales and maturities of marketable securities...............................         5,756.6       3,205.9

See notes to consolidated financial statements.


                              THE LTV CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 1997
                                 (Unauditied)

               NOTE (1)--The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments that are, in the opinion of management, necessary for a fair presentation have been made and are of a recurring nature unless otherwise disclosed herein. Certain prior period amounts have been reclassified to conform with the current period presentation. The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. For further information, refer to the consolidated financial statements and the notes thereto for the year ended December 31, 1996 included in the LTV Annual Report to Shareholders incorporated by reference into the 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

               NOTE (2) --In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share," which requires changes to the method currently used to compute earnings per share and becomes effective at December 31, 1997. The impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

               NOTE (3)--On July 2, 1997, the Company, through its new wholly-owned subsidiary VP Buildings, Inc., purchased substantially all of the assets and certain liabilities of Varco-Pruden Building Products Division of United Dominion Industries, Inc. for cash of approximately $187.5 million, subject to final closing adjustments and expenses. Varco-Pruden engineers and manufactures pre-engineered, non-residential, low-rise steel building systems for manufacturing, warehousing, school and commercial applications. This transaction will be accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired company are included in the consolidated financial statements from the date of acquisition.

               The following unaudited pro forma financial information for the Company gives effect to the VP Buildings acquisition as if it had occurred on January 1, 1997, with comparable pro forma information for 1996. These pro forma results have been prepared for comparative purposes only and are not necessarily representative of the results of operations that would have resulted if the acquisition occurred at the beginning of the year or that may result in the future. The pro forma results for the Company are as follows:


                                                 Nine Months Ended
                                                   September 30,
                                              -----------------------
                                                1997           1996
                                              --------       --------
Net Sales ..............................      $3,443.6       $3,445.0
Income before extraordinary loss........           5.5           87.7
Net income..............................           1.7           84.7
Earnings per share......................
 Primary................................      $   0.00       $   0.78
 Fully diluted..........................      $   0.00       $   0.78


               NOTE (4)--In July 1997, LTV announced its intention to close permanently its Pittsburgh coke and byproduct plant by the end of 1997. Closure of the plant, which has been in operation for over a century and has reached the end of its useful life, resulted in a special charge in the third quarter of 1997 of $150 million for employee costs, demolition, environmental matters and facilities write-down. Approximately two-thirds is payable in cash over a period of several years. The Company has engaged a consultant to study the environmental clean-up of the facility.

               In August 1997, the United Steelworkers of America ("USWA") filed a grievance contesting the intended plant closing. The arbitration proceedings began October 13, 1997, and the arbitrator's decision is expected sometime after November 1997.

               NOTE (5)--In September 1997, LTV issued $298.2 million Senior Notes ($300 million face amount) due September 2007 at 8.20% interest payable semiannually and guaranteed by LTV's wholly-owned subsidiary, LTV Steel Company, Inc. The unamortized original issue discount results in an effective interest rate of 8.25%. Proceeds of the offering were used to finance the acquisition of VP Buildings and to redeem $100 million principal amount of Senior Secured Convertible Notes due June 2003. At September 30, 1997, the $100 million Senior Secured Convertible Notes were reclassified as current other accrued liabilities and were redeemed, pursuant to a binding contract, in October 1997. The premium associated with the early redemption resulted in an extraordinary loss of $3.8 million net of tax.

               NOTE (6)--LTV's wholly-owned subsidiary, LTV Steel Company, Inc., has fully and unconditionally guaranteed the Company's obligation to pay principal, premium, if any, and interest with respect to the Senior Notes due September 2007.

               The following supplemental consolidating condensed financial statements of the LTV Corporation present the balance sheets as of September 30, 1997 and December 31, 1996 and statements of operations and cash flows for the nine months ended September 30, 1997 and 1996. The LTV Corporation (Parent), LTV Steel Company, Inc. (Guarantor) and the combined Non-Guarantor Subsidiaries' investments in subsidiaries are accounted for using the equity method. Necessary elimination entries have been made to consolidate the Parent and all of its subsidiaries.


                   CONSOLIDATING CONDENSED BALANCE SHEET
                               (in millions)


                                                                     September 30, 1997
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor        Subsidiaries       Eliminations       Consolidated
                                          --------     ---------       -------------       ------------       ------------
Cash, cash equivalents and marketable
 securities...........................    $  617.2     $  (29.6)            $ 70.3            $    --             $  657.9
Receivables...........................         3.5        (15.2)             508.8                 --                497.1
Inventories:
 Finished goods.......................        --          570.4               42.7                 --                613.1
 Raw materials and supplies...........        --          215.0               33.4                 --                248.4
Other current assets..................         4.3         12.3                4.4                 --                 21.0
                                          --------     --------             ------            ---------           --------
 Total current assets.................       625.0        752.9              659.6                 --              2,037.5
Intercompany, net.....................       111.9        446.9             (558.8)                --                 --
Investments in affiliates and other
 noncurrent assets....................     1,385.9        249.9              431.8             (1,500.4)             567.2
Property, plant and equipment, net....        --        2,947.3              219.9                 --              3,167.2
                                          --------     --------             ------            ---------           --------
 Total assets.........................    $2,122.8     $4,397.0             $752.5            $(1,500.4)          $5,771.9
                                          ========     ========             ======            =========           --------
Total current liabilities.............    $  135.5       $773.6             $142.2                 --             $1,051.3
Long-term debt........................       298.2         56.0               --                   --                354.2
Postemployment health care and other
 insurance benefits...................        --        1,392.3              171.7                 --              1,564.0
Pension benefits......................        --          576.7               31.7                 --                608.4
Other.................................        26.7        479.5               25.4                 --                531.6
Shareholders' equity..................     1,662.4      1,118.9              381.5             (1,500.4)           1,662.4
                                          --------     --------             ------            ---------           --------
 Total liabilities and shareholders'      $2,122.8     $4,397.0             $752.5            $(1500.4)           $5,771.9
                                          ========     ========             ======            =========           --------
equity................................

                                                                      December 31, 1996
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor        Subsidiaries       Eliminations       Consolidated
                                          --------     ---------       -------------       ------------       ------------
Cash, cash equivalents and marketable
 securities...........................    $  628.6     $  (15.1)            $ 60.3            $      --           $  673.8
Receivables...........................         5.1        (16.0)             411.2                   --              400.3
Inventories:
 Finished goods.......................         --         531.3               39.3                   --              570.6
 Raw materials and supplies...........         --         207.9               23.8                   --              231.7
Other current assets..................         3.1          7.2                1.6                   --               11.9
                                          --------     --------             ------            ---------           --------
 Total current assets.................       636.8        715.3              536.2                   --            1,888.3
Intercompany, net.....................        15.1        475.5             (490.6)                  --                 --
Investments in affiliates and other
 noncurrent assets....................     1,200.3        359.0              281.3             (1,435.2)             405.4
Property, plant and equipment, net....        --        2,933.9              182.9                   --            3,116.8
                                          --------     --------             ------            ---------           --------
 Total assets.........................    $1,852.2     $4,483.7             $509.8            $(1,435.2)          $5,410.5
                                          --------     --------             ------            ---------           --------
Total current liabilities.............       $24.4     $  759.1             $115.5                   --           $  899.0
Long-term debt........................       100.0         52.6                --                    --              152.6
Postemployment health care and other
 insurance benefits...................         --       1,430.5              165.5                   --            1,596.0
Pension benefits......................         --         621.3               26.6                   --              647.9
Other.................................        17.1        362.2               25.0                   --              404.3
Shareholders' equity..................     1,710.7      1,258.0              177.2             (1,435.2)           1,710.7
                                          --------     --------             ------            ---------           --------
 Total liabilities and shareholders'
equity................................    $1,852.2     $4,483.7             $509.8            $(1,435.2)          $5,410.5
                                          ========     ========             ======            =========           ========


               CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                                 (in millions)

                                                                   Nine Months Ended September 30, 1997
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ---------       -------------       ------------       ------------
Net sales...............................   $    --      $2,990.1           $834.1              $(525.1)           $3,299.1
Costs and expenses:
 Cost of products sold..................        --       2,603.3            749.5               (525.1)            2,827.7
 Depreciation and amortization..........        --         182.5             15.6                   --               198.1
 Selling, general and administrative....       8.7          91.5             19.4                   --               119.6
 Results of affiliates operations.......      13.9         (19.6)            26.3                  5.7                26.3
 Net interest and other.................     (26.4)          5.1             (5.1)                  --               (26.4)
 Special charge.........................        --         150.0               --                   --               150.0
                                           -------      --------           ------              -------            --------
   Total................................      (3.8)      3,012.8            805.7               (519.4)            3,295.3
                                           -------      --------           ------              -------            --------
Income (loss) before income taxes.......       3.8         (22.7)            28.4                 (5.7)                3.8
Income tax provision (credit)...........       1.5          (8.9)            11.1                 (2.2)                1.5
                                           -------      --------           ------              -------            --------
Income (loss) before extraordinary loss.       2.3         (13.8)            17.3                 (3.5)                2.3
Extraordinary loss......................      (3.8)           --               --                   --                (3.8)
                                           -------      --------           ------              -------            --------
 Net income (loss)......................   $  (1.5)     $  (13.8)          $ 17.3              $  (3.5)           $   (1.5)
                                           =======      ========           ======              =======            ========


                                                                   Nine Months Ended September 30, 1996
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Net sales............................      $    --       $2,922.0           $715.2              $(520.1)          $3,117.1
Costs and expenses:
 Cost of products sold...............           --        2,571.9            669.1               (520.1)           2,720.9
 Depreciation and amortization.......           --          189.0             12.2                   --              201.2
 Selling, general and administrative.          8.3           86.2             11.9                   --              106.4
 Results of affiliates operations....        (96.7)          (1.3)              --                 98.0                 --
 Net interest and other..............        (28.1)           5.0             (4.8)                  --              (27.9)
                                           -------      ---------            ------             -------           --------
   Total.............................       (116.5)     $ 2,850.8             688.4              (422.1)           3,000.6
                                           -------      ---------            ------             -------           --------
Income before income taxes...........        116.5           71.2              26.8               (98.0)             116.5
Income tax provision.................         41.8           25.6               9.6               (35.2)              41.8
                                           -------      ---------            ------             -------           --------
 Net income..........................      $  74.7      $    45.6            $ 17.2             $ (62.8)          $   74.7
                                           =======      =========            ======             =======           ========


                 CONSOLIDATING CONDENSED CASH FLOWS STATEMENTS
                                 (in millions)

                                                                Nine Months Ended September 30, 1997
                                          --------------------------------------------------------------------------------
                                                                         Non-Guarantor
                                           Parent        Guarantor        Subsidiaries      Eliminations      Consolidated
                                          --------      ----------       -------------      ------------      ------------
Cash provided by (used in) operating       $ (61.6)      $  257.2             $ 62.4           $     --           $ 258.0
activities...........................
Investing activities:
 Capital expenditures................           --         (213.9)              (1.5)                --            (215.4)
 Investment in VP Buildings..........       (187.5)            --                 --                 --            (187.5)
 Investment in affiliates............           --             --              (69.5)                --             (69.5)
 Net sales of marketable securities..        165.4             --                 --                 --             165.4
 Other...............................         (6.3)           0.3               20.6                 --              14.6
                                           -------       --------             ------            -------           -------
   Net cash used in investing
    activities.......................        (28.4)        (213.6)             (50.4)                --            (292.4)
                                           -------       --------             ------            -------           -------
Financing activities:
 Proceeds from offering..............        289.8             --                 --                 --             289.8
 Pension funding to restored plans...           --          (58.1)              (2.1)                --             (60.2)
 Dividends paid:
   Preferred.........................         (1.7)            --                 --                 --              (1.7)
   Common............................         (9.3)            --                 --                 --              (9.3)
 Shares repurchased..................        (34.7)            --                 --                 --             (34.7)
                                           -------       --------             ------            -------           -------
   Net cash provided by (used in)
     financing activities............        244.1          (58.1)              (2.1)                --             183.9
                                           -------       --------             ------            -------           -------
Net increase (decrease) in cash and
 cash equivalents....................        154.1          (14.5)               9.9                 --             149.5
Cash and cash equivalents at
  beginning of period................         62.1          (15.1)              60.4                 --             107.4
                                           -------       --------             ------            -------           -------
Cash and cash equivalents at end of
  period.............................      $ 216.2       $  (29.6)            $ 70.3            $    --           $ 256.9
                                           =======       ========             ======            =======           =======



                                                                Nine Months Ended September 30, 1996
                                          --------------------------------------------------------------------------------
                                                                         Non-Guarantor
                                           Parent        Guarantor        Subsidiaries      Eliminations     Consolidated
                                          --------      ----------       -------------      ------------     ------------
Cash provided by (used in) operating       $$(69.2)        $339.9             $ 57.4     $           --           $ 328.1
activities...........................
Investing activities:
 Capital expenditures................            --        (138.4)              (0.7)                --            (139.1)
 Investment in affiliates............           --             --              (69.1)                --             (69.1)
 Net sales (purchases) of marketable
   securities........................        (76.2)           --                  --                 --             (76.2)
 Other...............................          3.3            4.5               (9.6)                --              (1.8)
                                           -------       --------             ------            -------           -------
   Net cash used in investing
activities...........................        (72.9)        (133.9)             (79.4)                --            (286.2)
                                           -------       --------             ------            -------           -------
Financing activities:
 Pension funding to restored plans...          --          (140.8)              (3.4)                --            (144.2)
 Dividends paid......................         (8.0)            --                 --                 --              (8.0)
                                           -------       --------             ------            -------           -------
   Net cash used in financing
     activities......................         (8.0)        (140.8)              (3.4)                --            (152.2)
                                           -------       --------             ------            -------           -------
Net increase (decrease) in cash and
 cash equivalents....................       (150.1)          65.2             (25.4)                 --            (110.3)
Cash and cash equivalents at
beginning of period..................        276.8          (89.9)              79.0                 --             265.9
                                           -------       --------             ------            -------           -------
Cash and cash equivalents at end of
period...............................      $ 126.7       $  (24.7)            $ 53.6            $    --           $ 155.6
                                           =======       ========             ======            =======           =======


               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Shareholders and Board of Directors
The LTV Corporation


               We have audited the accompanying consolidated balance sheet of The LTV Corporation (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The LTV Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Cleveland, Ohio                                              Ernst & Young LLP
January 23, 1997

                              THE LTV CORPORATION
                       CONSOLIDATED STATEMENT OF INCOME
                     (in millions, except per share data)


                                                                     Year Ended December 31,
                                                              -----------------------------------------
                                                                 1996            1995            1994
                                                              ---------        --------        --------
Sales....................................................      $4,134.5        $4,283.2        $4,233.3
Costs and expenses:
 Cost of products sold...................................       3,587.7         3,620.9         3,668.6
 Depreciation and amortization...........................         265.7           251.9           241.8
 Selling, general and administrative.....................         150.8           142.2           133.2
 Net interest and other income...........................         (42.4)          (42.6)          (13.0)
                                                               --------        --------        --------
   Total.................................................       3,961.8         3,972.4         4,030.6
                                                               --------        --------        --------
Income from continuing operations before income taxes....         172.7           310.8           202.7
Income tax provision:
 Taxes payable (refundable)..............................           0.3             2.0            (1.5)
 Taxes not payable in cash...............................          63.2           115.3            74.7
                                                               --------        --------        --------
   Total.................................................          63.5           117.3            73.2
                                                               --------        --------        --------
Income from continuing operations........................         109.2           193.5           129.5
Discontinued operations..................................          --              (8.7)           (2.4)
                                                               --------        --------        --------
Net income...............................................      $  109.2        $  184.8        $  127.1
                                                               ========        ========        ========

Earnings per share
 Primary:
   Continuing operations..........                             $   1.01        $   1.79        $   1.31
   Discontinued operations........                                  --            (0.08)          (0.02)
                                                               --------        --------        --------
     Net income...................                             $   1.01        $   1.71        $   1.29
                                                               ========        ========        ========
 Fully diluted:
   Continuing operations..........                             $   1.01        $   1.76        $   1.29
   Discontinued operations........                                  --            (0.08)          (0.02)
                                                               --------        --------        --------
     Net income...................                             $   1.01        $   1.68        $   1.27
                                                               ========        ========        ========
Dividends paid per common share...                             $   0.09        $    --         $    --
                                                               ========        ========        ========


See notes to consolidated financial statements.


                              THE LTV CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in millions)

                                                                                        Year Ended December 31,
                                                                                ----------------------------------------
                                                                                  1996            1995            1994
                                                                                --------        --------        --------
Operating activities
 Income from continuing operations.......................................        $ 109.2         $ 193.5         $ 129.5
 Adjustments to reconcile income to net cash
   provided by operating activities:
   Special credits.......................................................            --              --            171.0
   Depreciation and amortization.........................................          265.7           251.9           241.8
   Income tax provision not payable in cash..............................           63.2           115.3            74.7
   Defined benefit pension expense.......................................           64.3           124.0           119.8
   Postemployment benefit payments less (more) than related expense......            5.8            (7.6)           18.5
   VEBA Trust contributions..............................................          (11.3)          (19.1)           --
   Changes in assets and liabilities.....................................           10.8           104.0           (31.0)
   Other.................................................................          (13.2)           (5.8)           (8.2)
                                                                                 -------         -------         -------
     Net cash provided by operating activities...........................          494.5           756.2           716.1
                                                                                 -------         -------         -------
Investing activities
 Capital expenditures....................................................         (242.9)         (204.8)         (234.0)
 Investment in steel-related businesses..................................          (78.5)          (89.2)           (0.9)
 Net purchases of marketable securities..................................         (109.2)          (99.7)         (357.5)
 Proceeds from dispositions of discontinued operations, businesses and
 properties..............................................................           11.2            94.4           184.2
 Other...................................................................          (17.2)           (9.5)          (13.6)
                                                                                 -------         -------         -------
     Net cash used in investing activities...............................         (436.6)         (308.8)         (421.8)
                                                                                 -------         -------         -------
Financing activities
 Issuance of common stock................................................           --              --             257.2
 Pension funding to restored plans.......................................         (204.7)         (472.6)         (642.2)
 Receipt of escrowed funds...............................................           --              --              25.8
 Payments on long-term debt..............................................           --             (41.1)           (2.5)
 Dividends paid - common.................................................           (9.5)           --              --
            - preferred..................................................           (2.2)           (2.2)           (2.3)
 Other...................................................................           --              (1.0)           (1.2)
                                                                                 -------         -------         -------
     Net cash used in financing activities...............................         (216.4)         (516.9)         (365.2)
                                                                                 -------         -------         -------
Net decrease in cash and cash equivalents................................         (158.5)          (69.5)          (70.9)
Cash and cash equivalents at beginning of year...........................          265.9           335.4           406.3
                                                                                 -------         -------         -------
Cash and cash equivalents at end of year.................................        $ 107.4         $ 265.9         $ 335.4
                                                                                 =======         =======         =======

See notes to consolidated financial statements.


                              THE LTV CORPORATION
                          CONSOLIDATED BALANCE SHEET
                     (in millions, except per share data)



                                                                                                  December 31,
                                                                                               -----------------------
                                                                                                 1996           1995
                                                                                               --------       --------
ASSETS
Current assets
 Cash and cash equivalents...............................................................      $  107.4       $  265.9
 Marketable securities...................................................................         566.4          457.2
                                                                                               --------       --------
                                                                                                  673.8          723.1
 Receivables, less allowance for doubtful accounts of $17.7 in 1996 and $17.1 in
   1995..................................................................................         400.3          396.1
 Inventories:
   Products..............................................................................         570.6          512.6
   Materials, purchased parts and supplies...............................................         231.7          229.9
                                                                                               --------       --------
     Total inventories...................................................................         802.3          742.5
 Prepaid expenses, deposits and other....................................................          11.9            8.7
                                                                                               --------       --------
     Total current assets................................................................       1,888.3        1,870.4
                                                                                               --------       --------
Investments in affiliates................................................................         256.3          167.8
Other noncurrent assets..................................................................         149.1          201.7
Property, plant and equipment
 Land and land improvements..............................................................          68.7           69.5
 Buildings...............................................................................         147.7          144.9
 Machinery and equipment.................................................................       3,443.5        3,322.2
 Construction in progress................................................................         211.4          121.6
                                                                                               --------       --------
                                                                                                3,871.3        3,658.2
 Less allowance for depreciation.........................................................        (754.5)        (518.0)
                                                                                               --------       --------
     Total property, plant and equipment.................................................       3,116.8        3,140.2
                                                                                               --------       --------
                                                                                               $5,410.5       $5,380.1
                                                                                               ========       ========


See notes to consolidated financial statements.



                                                                                                  December 31,
                                                                                             -----------------------
                                                                                               1996           1995
                                                                                             --------       --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable......................................................................      $  351.1       $  255.0
 Accrued employee compensation and benefits............................................         372.9          408.4
 Other accrued liabilities.............................................................         175.0          183.3
                                                                                             --------       --------
   Total current liabilities...........................................................         899.0          846.7
                                                                                             --------       --------
Noncurrent liabilities
 Long-term debt........................................................................         152.6          150.4
 Postemployment health care and other insurance benefits...............................       1,596.0        1,598.4
 Pension benefits......................................................................         647.9          988.7
 Other.................................................................................         404.3          420.7
                                                                                             --------       --------
   Total noncurrent liabilities........................................................       2,800.8        3,158.2
                                                                                             --------       --------
Shareholders' equity
 Convertible preferred stock - par value $1.00 per share...............................           0.5            0.5
 Common stock - par value $0.50 per share; authorized 150.0 shares; issued and
   outstanding 105.5 shares in 1996 and 1995...........................................          52.8           52.8
 Additional paid-in capital............................................................       1,021.1          958.0
 Retained earnings.....................................................................         646.7          549.3
 Minimum pension liability adjustment..................................................          (8.9)        (184.8)
 Other.................................................................................          (1.5)          (0.6)
                                                                                             --------       --------
   Total shareholders' equity..........................................................       1,710.7        1,375.2
                                                                                             --------       --------
                                                                                             $5,410.5       $5,380.1
                                                                                             ========       ========


                              THE LTV CORPORATION
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (in millions)


                                         Common                                          Minimum     Restricted
                         Convertible      Stock               Additional                 Pension      Stock and        Total
                          Preferred     Held for    Common      Paid-In     Retained    Liability    Marketable    Shareholders'
                            Stock       Issuance     Stock      Capital     Earnings   Adjustment    Securities        Equity
                         -----------    --------    ------    ----------    --------   ----------    ----------    -------------
January 1, 1994........      $ 1.0       $ 54.3     $ 41.9      $  561.3     $ 246.1     $ (364.8)                     $  539.8
Net income.............                                                        127.1                                      127.1
Shares issued:
       Public offering.                                6.8         250.4                                                  257.2
       Stock Plans.....                                1.0           5.4                                $  (3.2)            3.2
Conversion of stock....       (0.5)       (54.3)       3.2          51.6                                                     --
Unrealized losses......                                                                                    (1.2)           (1.2)
Pension liability......                                                                     359.0                         359.0
Dividends paid:
       Preferred.......                                0.1           4.1        (6.5)                                      (2.3)
                             -----       ------     ------      --------     -------     --------       -------        --------
December 31, 1994......        0.5           --       53.0         872.8       366.7         (5.8)         (4.4)        1,282.8
Net income.............                                                        184.8                                      184.8
Taxes not payable in
  cash..                                                            84.9                                                   84.9
Shares issued:
       Stock plans.....                                              0.1                                    0.8             0.9
Unrealized gains.......                                                                                     3.0             3.0
Pension liability......                                                                    (179.0)                       (179.0)
Dividends paid:
       Preferred.......                                                         (2.2)                                      (2.2)
Other..................                               (0.2)          0.2                                                     --
                             -----       ------     ------      --------     -------     --------       -------        --------
December 31, 1995......        0.5           --       52.8         958.0       549.3       (184.8)         (0.6)        1,375.2
Net income.............                                                        109.2                                      109.2
Taxes not payable in
  cash..                                                            63.2                                                   63.2
Unrealized losses......                                                                                   (0.9)            (0.9)
Pension liability......                                                                     175.9                         175.9
Dividends Paid:
       Common..........                                                         (9.5)                                      (9.5)
       Preferred.......                                                         (2.2)                                      (2.2)
Other..................                                             (0.1)       (0.1)                                      (0.2)
                             -----       ------     ------      --------     -------     --------       -------        --------
December 31, 1996......      $ 0.5           --     $ 52.8      $1,021.1     $ 646.7     $   (8.9)      $ (1.5)        $1,710.7
                             =====      =======     ------      --------     -------     --------       -------        --------

See notes to consolidated fin  ancial statements.



                                THE LTV CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 December 31, 1996

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

               The LTV Corporation ("LTV" or the "Company") is a fully integrated steel producer that manufactures a diversified line of carbon steel products consisting of hot rolled and cold rolled sheet, galvanized, tin mill and tubular products. The Company operates two integrated steel mills (Cleveland Works and Indiana Harbor Works) and various finishing, galvanizing and processing facilities as well as tin mill and tubular operations. The Company is a major supplier of flat rolled steel for the domestic transportation, appliance and electrical equipment markets.

               Principles of Consolidation

               The consolidated financial statements include LTV and its majority-owned subsidiaries. Investments in joint ventures and companies owned 20% to 50% are accounted for by the equity method. The Company's interest in the cumulative undistributed earnings of its unconsolidated affiliates was $19.8 million at December 31, 1996, all of which was available for dividend or other distribution to the Company.

               Cost of products sold has been reduced by the equity in earnings of raw materials and other affiliates of $16.2 million, $17.2 million and $14.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

               Marketable Securities

               The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, with unrealized holding gains and losses reported as a separate component of shareholders' equity.

               The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value judged to be other than temporary are included in net interest and other income. The cost of securities sold is based on specific identification.

               Inventories

               Inventories are valued at the lower of cost or market, with cost determined primarily by the "last-in, first-out" ("LIFO") method. The amount by which inventory is reduced to state inventory at LIFO value is $26.3 million at December 31, 1996 and $26.2 million at December 31, 1995. Liquidation of LIFO inventory quantities, carried at costs which prevailed in earlier years, reduced cost of products sold by $1.6 million, $4.2 million and $1.8 million during the years ended December 31, 1996, 1995 and 1994, respectively. The current replacement value of inventories is $801.9 million and $742.0 million at December 31, 1996 and 1995, respectively.

               Property Costs and Depreciation

               Fixed assets are recorded on the cost basis and include land, buildings, machinery and equipment, and software and associated costs. Depreciation is computed principally using a modified straight-line method based upon estimated economic lives of assets and the levels of production providing depreciation within a range of 80% to 120% of the straight-line amount on individual major production facilities with decreased depreciation at lower and increased depreciation at higher operating levels. During each of the last three years, depreciation expense under this method has approximated the computed straight-line amounts. In addition, a units-of-production method is used for blast furnaces. The cost of buildings is depreciated over 45 years, and machinery and equipment is depreciated over an average life of approximately 17 years.

               When properties are retired or sold, their carrying value and the related allowance for depreciation are eliminated from the property and allowance for depreciation accounts, respectively. Generally, for normal retirements, gains or losses are credited or charged to allowance for depreciation accounts; for abnormal retirements, gains or losses are included in income in the year of disposal.

               The Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present, and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption did not impact the results of operations.

               Environmental Remediation Liabilities

               The Company's policy is to accrue environmental remediation liabilities when it is probable a liability exists and the costs can be reasonably estimated. The Company's estimates of these undiscounted costs are based on existing technology, current enacted laws and regulations, its current legal obligations regarding remediation and site-specific costs. The liabilities are adjusted when the effect of new facts or changes in law or technology is determinable. The Company's liability for environmental remediation totaled $84 million and $98 million at December 31, 1996 and 1995, respectively.

               Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               New Accounting Pronouncement

               In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1 ("SOP 96-1"), "Environmental Remediation Liabilities," which clarifies the existing authoritative guidance on loss contingencies that apply in determining environmental liabilities. The Company will adopt SOP 96-1 in the first quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material to the results of operations.


                             MARKETABLE SECURITIES

               The following is a summary of marketable securities at December 31 (in millions):

                                                       Unrealized        Unrealized
                                                        Holding            Holding
                                            Cost         Gains             Losses           Fair Value
                                          -------      ----------        ----------         ----------
1996
      U.S. Government obligations....      $193.7          $0.2             $(0.3)             $193.6
      Corporate obligations..........       267.8           0.3              (0.1)              268.0
      Other..........................       104.8            --                --               104.8
                                          -------         -----            ------             -------
                                          $ 566.3         $ 0.5            $ (0.4)            $ 566.4
                                          =======         =====            ======             =======
1995
      U.S. Government obligation.....     $ 291.3         $ 1.6                --             $ 292.9
      Corporate obligations..........       144.1           0.2                --               144.3
      Other..........................        20.0            --                --                20.0
                                          -------         -----            ------             -------
                                          $ 455.4         $ 1.8                --             $ 457.2
                                          =======         =====            ======             =======

               The cost and estimated fair value of marketable securities by contractual maturity at December 31, 1996 are as follows (in millions):

                                                 Cost         Fair Value
                                                ------        -----------
Due in one year or less...................      $292.5            $292.4
Due after one year through two years......        63.2              63.2
Due after two years.......................       210.6             210.8
                                                ------            ------
                                                $566.3            $566.4
                                                ======            ======


                               OTHER LIABILITIES

               Current accrued employee compensation and benefits included the following at December 31 (in millions):

                                                             1996      1995
                                                            ------    ------
Pension benefits........................................     $24.1     $59.3
Postemployment health care and other insurance benefits.     134.5     137.6
Compensated absences....................................      49.9      49.6
Other...................................................     164.4     161.9
                                                            ------    ------
                                                            $372.9    $408.4
                                                            ======    ======

               Current other accrued liabilities included the following at December 31 (in millions):

                                               1996        1995
                                              ------      ------
Accrued taxes other than income.........      $ 91.2      $ 83.7
Accrued income taxes....................        11.9        13.1
Other...................................        71.9        86.5
                                              ------      ------
                                              $175.0      $183.3
                                              ======      ======

               Noncurrent other liabilities included the following at December 31 (in millions):

                                                                                          1996        1995
                                                                                         ------      ------
Benefits under the Coal Industry Retiree Health Benefit Act of 1992*...............      $133.5      $135.6
Other employee benefits............................................................       126.3       126.3
Environmental and plant rationalization............................................        87.0       105.6
Other..............................................................................        57.5        53.2
                                                                                         ------      ------
                                                                                         $404.3      $420.7
                                                                                         ======      ======

---------------
* The Company accrued this obligation by recording an extraordinary charge of $140 million in 1992.


                          DEBT AND CREDIT FACILITIES

               Long-term debt consisted of the following at December 31 (in millions):

                                                          1996        1995
                                                         ------      ------
Senior secured convertible notes due June 2003.....      $100.0      $100.0
Notes due December 2020............................        52.6        50.4
                                                         ------      ------
                                                         $152.6      $150.4
                                                         ======      ======

               The Company has no required long-term debt maturities occurring within the next five years.

               The senior secured convertible notes bear interest at the rate of 8.5% if paid in cash or 10.5% if paid with additional convertible notes. The holders of the convertible notes have the right to convert such notes, in whole or in part, into shares of LTV common stock at a conversion price of $19.50 per share (potentially 5,128,205 shares).

               The notes due December 2020 are required to be prepaid within 120 days after the restored pension plans become fully funded. LTV also has the option to partially or fully prepay the notes. The notes bear interest at 8.5%, which can be paid in cash or in additional notes.

               The Company has two credit facilities with banks (the "Receivables Facility" expiring in 2000 and the "Letter of Credit Facility" expiring in 1999) that provide the Company with up to $470 million of financing resources at prevailing market rates.

               The Receivables Facility permits borrowings of up to $320 million for working capital requirements and general corporate purposes, $100 million of which may be used to issue letters of credit. At December 31, 1996, $285.5 million was permitted to be borrowed; however, no borrowings were outstanding and letters of credit outstanding amounted to $22.7 million under this facility. The borrower under the Receivables Facility is LTV Sales Finance Company, a structured finance special purpose entity wholly owned by LTV, which on a daily basis purchases and pledges essentially all of the receivables generated by LTV. The creditors of LTV Sales Finance Company have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or its affiliates.

               The Letter of Credit Facility is a separate credit facility that provides for the issuance of up to $150 million in letters of credit. At December 31, 1996, letters of credit totaling $82.9 million were outstanding under this facility.

               The long-term debt and Letter of Credit Facility agreements contain various covenants that require the Company to maintain certain financial ratios and amounts. These agreements, as well as an agreement with the Pension Benefit Guaranty Corporation regarding the restored pension plans ("PBGC Agreement"), place certain restrictions on payments of dividends, stock repurchases, capital expenditures, investments in subsidiaries and borrowings. Under the terms of the most restrictive covenant, $155 million of retained earnings are available for common stock dividend payments at December 31, 1996. Substantially all of the Company's receivables and inventories are pledged as collateral under the convertible notes and credit facilities agreements.


                               OPERATING LEASES

               The Company leases certain manufacturing facilities and equipment, office space and computer equipment under cancelable and noncancelable leases that expire at various dates. Minimum future operating lease obligations in effect at December 31, 1996 are as follows (in millions):


          1997.......................................       $41.5
          1998.......................................        40.5
          1999.......................................        26.7
          2000.......................................        13.3
          2001.......................................        11.7
          Later years................................        62.7
          Total obligations..........................      $196.4

               Rental expense on operating leases was $61.8 million, $58.4 million and $59.0 million for the years ended December 31, 1996, 1995 and 1994, respectively.


            POSTEMPLOYMENT HEALTH CARE AND OTHER INSURANCE BENEFITS

               The Company provides health care and other insurance benefits, primarily life, for substantially all active, inactive and retired employees. The health care plans are contributory and contain other cost-sharing features such as deductibles, lifetime maximums and copayment requirements. The components of periodic expense and cash payments for postemployment benefits are as follows (in millions):

                                                                          Year Ended December 31,
                                                                  --------------------------------------
                                                                   1996            1995            1994
                                                                  ------          ------          ------
Service cost - benefits earned during the period..........        $ 18.0          $ 14.7          $ 18.7
Interest cost on accumulated benefit obligation...........         120.0           131.9           130.2
Actual return on plan assets..............................          (5.9)           (0.1)             --
Net amortization and deferral.............................           4.3           (10.0)             --
                                                                  ------          ------          ------
      Total expense.......................................        $136.4          $136.5          $148.9
                                                                  ======          ======          ======

      Total cash payments.................................        $130.6          $144.1          $130.4
                                                                  ======          ======          ======

               The actuarial and recorded liabilities for postemployment benefits are as follows at December 31 (in millions):

                                                      1996       1995
                                                    --------   --------
Accumulated benefit obligation:
      Retirees....................................  $1,253.7   $1,275.6
      Fully eligible active plan participants.....     121.3      123.9
      Other active plan participants..............     312.3      323.4
                                                    --------   --------
      Total.......................................   1,687.3    1,722.9
Unrecognized net actuarial gains..................      79.6       32.3
Plan assets at fair value.........................     (36.4)     (19.2)
                                                    --------   --------
Total liability included in the consolidated
  balance sheet...................................   1,730.5    1,736.0
Less current portion..............................    (134.5)    (137.6)
                                                    --------   --------
Noncurrent liability..............................  $1,596.0   $1,598.4
                                                    ========   ========

               The actuarial assumptions used in the calculation of the liability for postemployment benefits are as follows:

                                                1996      1995     1994
                                               ------    ------   ------
Discount rate..............................      7.5%      7.25%    9.0%
Long-term rate of return on plan assets....      9.0%      8.5%     8.5%
Projected health care cost trend rate......      7.5%      8.0%     8.9%
Ultimate trend rate........................      4.5%      4.5%     5.5%
Year ultimate trend rate is achieved.......     2003      2002     2001

               As part of the 1994 United Steelworkers of America ("USWA") labor agreement, the Company is required to contribute to a Voluntary Employee Beneficiary Association ("VEBA") Trust to prefund postemployment health care and other insurance benefits for covered employees and retirees in addition to making cash payments for such benefits on a current basis. The Company is required to contribute to the VEBA trust a minimum of $5 million annually ($10 million in years when common stock dividends are declared) and additional amounts based on defined cash flow as set forth in the labor agreement. The required contribution made in 1996 was $11.3 million. Plan assets are invested in a mutual fund, which primarily consists of equity securities listed on national exchanges.

               The effect on the present value of the accumulated benefit obligation at December 31, 1996 of a 1% increase each year in the health care cost trend rate used would result in an increase of $146 million in the accumulated benefit obligation, and a $13 million increase in the total 1996 service and interest components of expense. The assumed discount rate increase in 1996 resulted in a net decrease in the accumulated benefit obligation of $38 million.


                               PENSION BENEFITS

               The Company has various pension plans covering substantially all of its employees. Current benefits for most employees are provided through defined contribution plans with benefits based on age and compensation levels. Pension costs for the defined contribution plans are accrued and funded on a current basis.

               The Company also has defined benefit plans, the benefits of which are primarily for past service only, based on years of service and on average compensation for certain years. The majority of these plans' obligations are required to be funded by the year 2020 in accordance with the PBGC Agreement.

               The components of pension expense are as follows (in millions):

                                                                       Year ended December 31,
                                                                   -------------------------------
                                                                    1996        1995         1994
                                                                   ------      ------       ------
Defined benefit plans:
      Service cost - benefits earned during the period.....        $  6.4      $  6.6       $  3.5
      Interest cost on projected benefit obligation........         247.0       274.3        250.2
      Actual return on plan assets.........................        (405.1)     (461.0)       (14.8)
      Net amortization and deferral........................         215.9       304.1       (119.1)
                                                                   ------      ------       ------
      Net pension cost of defined benefit plans............          64.2       124.0        119.8
Defined contribution plans.................................          47.9        48.4         42.8
                                                                   ------      ------       ------
      Total expense........................................        $112.1      $172.4       $162.6
                                                                   ======      ======       ======

               The following table sets forth the funded status of the Company's defined benefit pension plans (in millions):

                                                           At December 31, 1996                  At December 31, 1995
                                                    -----------------------------------   -----------------------------------
                                                       Plans With         Plans With         Plans With         Plans With
                                                    Assets in Excess    Obligations in    Assets in Excess    Obligations in
                                                     of Obligations    Excess of Assets    of Obligations    Excess of Assets
                                                    ----------------   ----------------   ----------------   ----------------
Actuarial present value:
     Vested benefit obligation..................           $215.0           $2,918.7              $16.5          $ 3,300.8
     Nonvested benefit obligation...............             26.8              221.0                0.5              275.9
                                                           ------           --------              -----          ---------
     Accumulated benefit obligation.............           $241.8           $3,139.7              $17.0          $ 3,576.7
                                                           ======           ========              =====          =========

Projected benefit obligation....................           $255.5           $3,139.7              $19.2          $ 3,588.3
Plan assets at fair value.......................            266.1            2,569.4               26.9            2,538.7
                                                           ------           --------              -----          ---------
  Plan assets in excess of (less than) projected
   benefit obligation...........................             10.6             (570.3)               7.7           (1,049.6)
Unrecognized initial net asset existing at
 transition.....................................             (0.6)               --                (1.0)                --
Unrecognized prior service cost.................             12.4              126.9                0.4              156.3
Unrecognized net actuarial (gains) losses.......             (2.7)            (124.2)              (1.7)             190.6
Adjustment required to recognize minimum
 liability-shareholders' equity.................               --               (8.9)                --             (184.8)
     -intangible asset..........................               --              (86.4)                --             (154.4)
                                                           ------           --------              -----          ---------
Prepaid (accrued) pension expense included in
  the consolidated balance sheet................           $ 19.7           $ (662.9)             $ 5.4          $(1,041.9)
                                                           ======           ========              =====          =========

               The actuarial assumptions used to determine the pension asset (liability) are as follows:

                                             1996        1995       1994
                                             ----        ----       ----

Discount rate...........................     7.5%        7.25%      9.0%
Long-term rate of return on plan assets.     9.0%        8.5%       8.5%

               Plan assets consist substantially of equity securities listed on national exchanges, fixed income securities and cash equivalents. The increase in the 1996 assumed discount rate decreased the accumulated benefit obligation by $68 million, and such adjustment, together with favorable asset return, was also the primary reason for the decreases in the shareholders' equity minimum pension liability adjustment account of $176 million and the intangible asset minimum pension liability account of $68 million.


                                     TAXES

               The provision for income taxes from continuing operations is as follows (in millions):

                                            Year ended December 31
                                    ---------------------------------------
                                     1996             1995            1994
                                    ------           ------          ------
Current:
      Federal................        $ 0.4           $  0.4           $ 0.8
      State..................          0.4              2.0            (2.0)
Deferred.....................         (0.5)            (0.4)           (0.3)
Amount not payable in cash...         63.2            115.3            74.7
                                     -----           ------           -----
      Tax provision..........        $63.5           $117.3           $73.2
                                     =====           ======           =====

               The Company reports federal income tax expense before consideration of pre-reorganization net deferred tax assets ($1.35 billion at December 31, 1996). The Company's actual income tax cash payments are, and will continue to be, significantly less than the total financial statement expense amounts as the tax provision required by fresh-start financial statement reporting is in excess of the Company's actual tax payments. As LTV realized the benefits (through reduced cash tax payments) from pre-reorganization net deferred tax assets, such benefit amounts first reduced the intangible asset resulting from reorganization until it was fully amortized in 1995. Subsequently realized tax benefits increase additional paid-in capital. Tax benefits of $63.2 million, $115.3 million and $74.7 million were realized in 1996, 1995 and 1994, respectively. Amounts totaling $63.2 million and $84.9 million in 1996 and 1995 were used to increase the additional paid-in capital account of shareholders' equity.

               The income tax effects of the factors accounting for the differences between federal income tax computed at the statutory rate and the recorded provision are as follows (in millions):


                                                Year ended December 31,
                                           ---------------------------------
                                            1996          1995         1994
                                           ------        ------       ------

Tax provision at statutory rates.....       $60.5        $108.8        $70.9
Increases (decreases) resulting from:
      Percentage depletion deduction.        (5.0)         (7.0)        (6.4)
      State taxes....................         8.3          16.7          7.3
      Other..........................        (0.3)         (1.2)         1.4
                                            -----        ------        -----
      Tax provision..................       $63.5        $117.3        $73.2
                                            =====        ======        =====

               Significant components of the Company's deferred tax assets and liabilities are as follows at December 31 (in millions):

                                                       1996           1995
                                                    ---------      ---------
Deferred tax assets:
      Postemployment health care liability.......   $   690.1      $   692.2
      Net operating loss carryforwards...........       937.1          935.0
      Pension liability..........................       227.9          356.6
      Other employee benefits....................       165.7          175.0
      Plant rationalization and environmental....        62.9           70.2
      Safe harbor tax leases.....................       117.6          126.1
      Other......................................        98.7           94.9
                                                    ---------      ---------
      Subtotal...................................     2,300.0        2,450.0
Deferred tax liabilities:
      Tax over book depreciation.................      (847.4)        (846.7)
      Inventory and other........................      (102.6)        (103.3)
      Subtotal...................................      (950.0)        (950.0)
Valuation allowance..............................    (1,350.0)      (1,500.0)
                                                    ---------      ---------
      Total deferred taxes-net...................   $      --      $      --
                                                    =========      =========

               The evaluation of the realizability of the Company's net deferred tax assets in future periods is made based upon historical and projected operating performance and other factors for generating future taxable income, such as intent and ability to sell assets. At this time, the Company has established a valuation reserve for all of its net deferred tax assets.

               For income tax reporting purposes, LTV has a net operating loss carryforward of $2.6 billion for regular income taxes, $2.5 billion of which is not restricted as to use and will expire in the years 2000 through 2010. The balance of the regular income tax net operating loss carryforward expires in 1997 and 1998 and is restricted to offsetting future taxable income of the respective companies that generated the losses. LTV has a federal alternative minimum tax net operating loss carryforward of $1.5 billion that is unrestricted as to its use and will expire in the years 2000 through 2010.
The Company's ability to reduce future income tax payments through the use of net operating loss carryforwards could be significantly limited on an annual basis if the Company were to undergo an Ownership Change within the meaning of
Section 382 of the Internal Revenue Code of 1986.

               Alternative minimum taxes paid through 1996 of approximately $42 million are available as a credit carryforward, and the period is not limited. Investment tax credit carryforwards of approximately $12 million at December 31, 1996 are recognized using the "flow through" method and expire in 1997 through 2003.


                             SHAREHOLDERS' EQUITY

               LTV has authorized for issuance 20 million shares of preferred stock with a $1.00 par value. At December 31, 1996, the Company has 500,000 outstanding shares of Series B Convertible Preferred Stock ("Series B"). This issue has a stated liquidation preference value of $50 million, is senior to all common stock and has weighted voting rights equal to that number of shares of common stock into which it can be converted. Dividends on the Series B are payable quarterly in either cash or common stock, at the election of LTV, at the rate of 4.5% per annum on the stated value. Holders of the Series B have the right to convert the stated value of their shares, in whole or in part, into common stock at a conversion price of $17.09 per share (potentially 2,925,688 shares). LTV has the right to redeem the Series B on and after June 28, 1996 at $52.3 million, declining to $50.0 million at June 28, 2000.

               On June 28, 1994, the Series A Convertible Preferred Stock, and accrued dividends thereon, were mandatorily converted into 3.3 million shares of common stock. The common stock held for issuance represented a $50.0 million cash investment in LTV on June 28, 1993, which resulted in 3.3 million shares of common stock being issued on June 28, 1994.

               During 1994, LTV issued 13.6 million shares of common stock pursuant to a public offering. The Company's net proceeds of $257.2 million from the offering were contributed to the Company's pension plans. Also in 1994, LTV issued 1.9 million shares of common stock pursuant to various stock distribution plans.

               The Company has a nonleveraged Employee Stock Ownership Plan ("ESOP"), for employees covered by the USWA labor agreement, that effectively holds 3.9 million shares of common stock at December 31, 1996.

               In June 1993, the Company was reorganized and common stock reserved for potential future issuance includes the following:

               a. Conversion of the Series B and the convertible notes as previously discussed.

               b. In accordance with a settlement agreement with the Internal Revenue Service ("IRS"), payments in six equal annual installments of cash or shares of common stock with an aggregate value of $6.5 million are required to be made to the IRS commencing on June 28, 1994. The first of these payments was satisfied with the issuance of 65,183 shares of common stock, and the 1996 and 1995 payments were satisfied in cash.

               c. In accordance with an agreement with the U.S. Environmental Protection Agency ("EPA"), certain (if any) future environmental claims can be settled in cash or common stock. Also, through June 28, 1997, if and when shares are actually issued under this agreement, the ESOP is to receive additional shares approximating 7.5% of such issued shares.

               d. In June 1993, 8.5 million Series A Warrants were issued. Each Series A Warrant is exercisable for 0.5582 of a share of common stock at $16.28 per each full share purchased. The Series A Warrants are exercisable through June 28, 1998. There have been 32,149 warrants exercised through December 31, 1996.

               The Company has also reserved for future issuance 3.5 million shares of LTV common stock under incentive programs authorizing the granting of stock options and restricted stock awards to directors, officers and other key employees. The stock incentive programs are designed to encourage a personal investment in LTV common stock from participating individuals. The options to purchase common stock are primarily outstanding for terms of ten years from date of grant and are granted at prices not lower than market price at date of grant. The market value of restricted stock awarded has been recorded as unearned compensation and is shown as a separate component of shareholders' equity. Unearned compensation is primarily being amortized to expense over the five-year vesting period. Transactions under these programs are summarized as follows:

                                                                 Year ended December 31,
                            -------------------------------------------------------------------------------------------------
                                         1996                              1995                              1994
                            -----------------------------     -----------------------------     -----------------------------
                              Shares           Price            Shares           Price            Shares           Price
                            ---------     ---------------     ---------     ---------------     ---------     ---------------
Stock options:
  Options outstanding at
    beginning of period.    1,419,950     $14.17 -  $19.33    1,147,639     $15.38 -  $19.33      934,000       --      $15.38
      Granted...........      321,680      12.21 -   14.31      398,700      14.17 -   16.13      272,705     $16.53 -   19.33
      Exercised.........           --                            (5,000)               15.38      (22,066)               15.38
      Canceled..........      (50,871)    14.78  -   19.33     (121,389)    15.38 -    19.33      (37,000)               15.38
                            ---------     ----------------    ---------     ----------------    ---------     ----------------
  Options outstanding at
    end of period.......    1,690,759     $12.21 -  $19.33    1,419,950     $14.17 -  $19.33    1,147,639     $15.38 -  $19.33
                            =========     ================    =========     ================    =========     ================
  Options exercisable at
end of period...........    1,093,347     $14.74 -  $19.33      684,614     $14.74 -  $19.33      297,896     $15.38 -  $16.53
                            =========     ================    =========     ================    =========     ================

Restricted Stock:
   Shares outstanding at
    beginning of period.      186,186     $14.00 -  $18.88      191,430     $15.75-   $18.88           --     --            --
      Granted...........        2,348                14.13       10,856      14.00-    15.25      191,430     $15.75-   $18.88
      Unrestricted......       (3,685)               18.88      (16,100)               18.88           --                   --
      Canceled..........         (815)               18.88           --                   --           --                   --
                            ---------     ----------------    ---------     ----------------    ---------     ----------------
   Shares outstanding at
    end of period.......      184,034     $14.00 -  $18.88      186,186     $14.00-   $18.88      191,430     $15.75-   $18.88
                            =========     ================    =========     ================    =========     ================

               In 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which permits companies to recognize expense for stock-based awards in 1996 and 1995 based on their fair value on the date of grant or to continue to follow Accounting Principles Board ("APB") Opinion No. 25 with pro-forma disclosures. The Company continues expense recognition of stock option programs in accordance with APB Opinion No. 25. Application of the disclosure requirements of the new statement resulted in amounts that are immaterial and requires no additional disclosure.


                              EARNINGS PER SHARE

               Primary earnings per share calculations for the years ended December 31, 1996, 1995 and 1994 are based on average common and common equivalent shares outstanding of 108.4 million, 108.3 million and 98.7 million, respectively. Common equivalent shares principally included common stock that is issuable in exchange for the Series B and for outstanding Series A Warrants.

               Fully diluted earnings per share calculations for the years ended December 31, 1996, 1995 and 1994 are based on fully diluted shares outstanding of 108.4 million, 113.4 million and 103.8 million, respectively. Fully diluted shares were determined by increasing the primary shares outstanding to reflect the common stock issuable upon conversion of the convertible notes.


                         COMMITMENTS AND CONTINGENCIES

               The Company is the subject of various threatened or pending legal actions, contingencies and commitments in the normal course of conducting its business. The Company provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the Company's future results of operations and liquidity cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While it is not possible to predict with certainty, management believes that the ultimate resolution of such matters will not have a material adverse effect on the consolidated financial position of the Company.

               LTV is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges, and waste disposal, as well as remediation activities that involve the clean-up of environmental media such as soils and groundwater ("remediation liabilities"). As a consequence, the Company has incurred, and will continue to incur, substantial capital expenditures and operating and maintenance expenses in order to comply with such requirements. Additionally, if any of the Company's facilities are unable to meet required environmental standards or laws, those operations could be temporarily or permanently closed.

               Important examples of laws referred to above are the 1990 Clean Air Act Amendments ("CAA Amendments"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and related state and local laws. The CAA Amendments and its state and local counterparts require progressively more stringent air emission quality standards in the future. RCRA and related state laws include so-called "corrective action" provisions that grant the environmental agencies authority to require the Company to clean up environmental media, such as soils and groundwater, under certain prescribed conditions. These corrective action provisions, in most instances, are not self-implementing and, in the Company's view, create no current legal obligation. If, in the future, the Company were required to implement corrective actions, the Company could be required to record additional liabilities which cannot be estimated at this time, but could be substantial.

               As part of LTV's reorganization in 1993, an agreement ("Environmental Settlement Agreement" or "ESA") with the EPA was reached. The ESA resolved or provided the means to resolve a significant portion of the Company's environmental-related liabilities and also provided a basis for settlement agreements concerning the environmental claims of several states. The ESA settled certain Superfund Site liabilities identified at the time of reorganization for $33 million as general unsecured claims. Management believes that future prepetition environmental claims, if any, that are not covered by the ESA will be subject to the dischargeability provisions of the Federal Bankruptcy Code or to the provisions of the Joint Plan, subject to judicially imposed due process requirements. General liabilities from postpetition acts were not discharged or in any manner affected by the reorganization. In addition, the Company retains responsibility for environmental obligations for properties owned at confirmation of the Joint Plan regardless of when the conduct that gives rise to the liability occurred.

               A 1993 agreement with the USWA provided that a portion of the requirements with respect to certain postemployment benefits would be secured by a junior lien of $250 million on collateral with an unencumbered fair market value of at least $500 million. The initial security was provided by the grant of a mortgage on facilities having a carrying value of approximately $500 million.


                             FINANCIAL INSTRUMENTS

               Cash equivalents are investments in highly liquid, low-risk money market mutual funds and commercial paper with maturities of three months or less and are classified as held-to-maturity. The carrying amount of these assets approximates fair value. The Company carries marketable securities at fair value. The carrying amount of the Company's long-term debt approximates fair value at December 31, 1996 and 1995, based on current market interest rates.

               The Company has entered into futures contracts to reduce its exposure to fluctuations in costs caused by the price volatility of certain metal commodities and natural gas supplies. The Company does not engage in speculation and the results of these hedging transactions become part of the cost of the commodity or supply being hedged. At December 31, 1996 and 1995, the purchase value of these contracts totaled $10 million in each year. The contracts extend for periods of up to two years. At December 31, 1996 and 1995, the fair value of the contracts, which is based on quoted market prices, approximated the carrying value of zero.

               LTV owns a preferred stock asset related to the sale of its energy products segment with an aggregate redemption price and liquidation preference of $14.3 million, plus accrued and unpaid dividends. The preferred stock is subject to redemption at the option of LTV or the issuer beginning August 2000. The estimated discounted cash flow value of the preferred stock asset approximates its stated and carrying value at December 31, 1996.

               Outstanding letters of credit totaled $107.6 million and $118.6 million at December 31, 1996 and 1995, respectively. The letters of credit guarantee performance to third parties of various trade activities and tax benefit transfer agreements. LTV has guaranteed approximately $13 million per year through January 1999 for a joint venture's operating lease rental obligation. The Company does not believe it is practicable to estimate the fair value of the guarantees and does not believe exposure to loss is likely.


                            DISCONTINUED OPERATIONS

               On August 1, 1995, LTV sold its energy products segment, Continental Emsco Company ("Continental Emsco"), for $74.6 million, with $38.6 million of the proceeds used to reduce LTV's long-term debt. The loss of $8.7 million on the sale of the segment was recorded in the second quarter of 1995, and Continental Emsco is reflected as a discontinued operation in LTV's financial statements for all periods presented. Sales by the energy products segment were $179.2 million through August 1, 1995 and $299.2 million in 1994.


                             OTHER FINANCIAL DATA

               Net interest and other income included the following (in millions):

                                           Year ended December 31,
                                   --------------------------------------
                                    1996            1995            1994
                                   ------          ------          ------

Interest and other income...       $ 44.1          $ 53.8          $ 27.4
Interest expense............         (1.7)          (11.2)          (14.4)
                                   ------          ------          ------
      Total.................       $ 42.4          $ 42.6          $ 13.0
                                   ======          ======          ======

               The Company's sales to the transportation market have approximated 30% of sales over each of the last three years. The Company also sells to the steel service center and converter markets that, in turn, sell to the transportation and other industries. Management does not believe significant credit risk exists at December 31, 1996. Sales for the years ended December 31, 1996, 1995 and 1994 to the Company's largest customer, General Motors Corporation, represented approximately 11%, 12% and 11%, respectively, of total sales.

               The Company has incurred research and development expense of $15.1 million, $14.8 million and $15.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

               Supplemental cash flow information is presented as follows (in millions):

                                                   Year ended December 31,

                                               1996        1995       1994
                                             -------     -------     -------
Changes in assets and liabilities which
  provided (used) net cash:
      Receivables..........................  $  (7.2)    $  68.5     $ (38.8)
      Inventories..........................    (59.8)        9.1        13.0
      Other assets.........................     12.9        39.4         0.5
      Accounts payable.....................     96.1       (12.2)       27.3
      Other liabilities....................    (31.2)       (0.8)      (33.0)
                                             -------     -------     -------
      Total................................  $  10.8     $ 104.0     $ (31.0)
                                             =======     =======     =======

Interest payments..........................  $  13.4     $  11.4     $  17.1
Income tax payments........................      2.1         2.2         0.6
Capitalized interest.......................     15.0         7.6         7.7
Purchases of marketable securities.........  4,681.9     8,734.8     1,719.0
Sales of marketable securities.............  4,574.6     8,636.9     1,360.3


                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

               The following table presents quarterly financial information (in millions, except per share data):

                                                 First       Second       Third       Fourth
                                                Quarter      Quarter      Quarter     Quarter
                                                --------     --------     --------    --------
Net sales
      1996..................................    $  993.1     $1,075.1     $1,048.9    $1,017.4
      1995..................................     1,084.9      1,113.2      1,040.2     1,044.9
Gross margin
      1996..................................       114.4        146.7        139.0       146.7
      1995..................................       172.1        193.7        150.4       146.1
Income from continuing operations
      1996..................................        21.2         50.6         44.7        56.2
      1995..................................        82.1        105.2         70.2        53.3
Net income
      1996..................................        13.3         32.0         29.4        34.5
      1995..................................        51.2         55.6         43.2        34.8
Market price per share
      1996-High.............................    $  15.88     $  14.50     $  13.50    $  12.13
      -Low..................................       12.25        11.38        10.63       10.00
      1995-High.............................       17.88        15.25        17.25       15.25
      -Low..................................       12.63        13.25        13.63       13.25
Market price per Series A Warrant
      1996-High.............................    $   3.13     $   2.25     $   1.63    $   1.13
      -Low..................................        2.00         1.50         0.94        0.56
      1995-High.............................        4.13         3.50         3.88        3.13
      -Low..................................        2.75         2.63         2.88        2.25
Earnings per share (1)
      1996 - Primary:
      Continuing operations.................    $   0.12     $   0.30     $   0.27    $   0.32
      Discontinued operations...............          --           --           --          --
                                                --------     --------     --------    --------
      Net income............................    $   0.12     $   0.30     $   0.27    $   0.32
                                                ========     ========     ========    ========
      1996 - Fully diluted:
      Continuing operations.................    $   0.12     $   0.29     $   0.27    $   0.32
      Discontinued operations...............          --           --           --          --
                                                --------     --------     --------    --------
      Net income............................    $   0.12     $   0.29     $   0.27    $   0.32
                                                ========     ========     ========    ========
      1995 - Primary:
      Continuing operations.................    $   0.47     $   0.59     $   0.40    $   0.32
      Discontinued operations...............          --        (0.08)          --          --
                                                --------     --------     --------    --------
      Net income............................    $   0.47     $   0.51     $   0.40    $   0.32
                                                ========     ========     ========    ========
      1995 - Fully diluted:
      Continuing operations.................    $   0.46     $   0.58     $   0.39    $   0.32
      Discontinued operations...............          --        (0.08)          --          --
                                                --------     --------     --------    --------
      Net income............................    $   0.46     $   0.50     $   0.39    $   0.32
                                                ========     ========     ========    ========

1996 - Dividends paid per common share......    $     --     $    0.03    $   0.03    $   0.03
                                                ========     ========     ========    ========

---------------
(1) Earnings per share are computed independently for each of the quarters based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

                    Supplemental Guarantor Information

               LTV's wholly-owned subsidiary, LTV Steel Company, Inc., will fully and unconditionally guarantee the Company's obligation to pay principal, premium, if any, and interest with respect to the Notes offered by the Offering Memorandum.

               The following supplemental consolidating condensed financial statements of The LTV Corporation present (in millions): balance sheets as of December 31, 1996 and 1995; statements of income for the years ended December 31, 1996, 1995 and 1994; and statements of cash flows for the years ended December 31, 1996, 1995 and 1994. The LTV Corporation (Parent), LTV Steel Company, Inc. (Guarantor) and the combined Non-Guarantor Subsidiaries investments in subsidiaries are accounted for using the equity method. Necessary elimination entries have been made to consolidate the Parent and all of its subsidiaries.

               Management does not believe that separate financial statements of the Guarantor for the Notes offered by the Offering Memorandum are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor are not presented.


                     Consolidating Condensed Balance Sheet

                                                                          December 31, 1996
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor        Subsidiaries       Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Cash, cash equivalents and marketable
 securities...........................    $  628.6      $  (15.1)         $   60.3           $    --             $  673.8
Receivables...........................         5.1         (16.0)            411.2                --                400.3
Inventories:
 Finished goods.......................        --           531.3              39.3                --                570.6
 Raw materials and supplies...........        --           207.9              23.8                --                231.7
Other current assets..................         3.1           7.2               1.6                --                 11.9
                                          --------      --------          --------           ---------           --------
 Total current assets.................       636.8         715.3             536.2                --              1,888.3
Intercompany, net.....................        15.1         475.5            (490.6)               --                 --
Investments in affiliates and other
 noncurrent assets....................     1,200.3         359.0             281.3            (1,435.2)             405.4
Property, plant and equipment, net....        --         2,933.9             182.9                --              3,116.8
                                          --------      --------          --------           ---------           --------
 Total assets.........................    $1,852.2      $4,483.7          $  509.8           $(1,435.2)          $5,410.5
                                          ========      ========          ========           =========           ========
Total current liabilities.............    $   24.4      $  759.1          $  115.5           $    --             $  899.0
Long-term debt........................       100.0          52.6              --                  --                152.6
Postemployment health care and other
 insurance benefits...................        --         1,430.5             165.5                --              1,596.0
Pension benefits......................        --           621.3              26.6                --                647.9
Other.................................        17.1         362.2              25.0                --                404.3
Shareholders' equity..................     1,710.7       1,258.0             177.2            (1,435.2)           1,710.7
                                          --------      --------          --------           ---------           --------
 Total liabilities and shareholders'
equity................................    $1,852.2      $4,483.7          $  509.8           $(1,435.2)          $5,410.5
                                          ========      ========          ========           =========           ========





                                                                          December 31, 1995
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Cash, cash equivalents and marketable
 securities...........................    $  734.0      $  (89.9)         $   79.0           $      --           $  723.1
Receivables...........................        13.4         (11.4)            394.1                  --              396.1
Inventories:
 Finished goods.......................          --         476.5              36.1                  --              512.6
 Raw materials and supplies...........          --         204.5              25.4                  --              229.9
Other current assets..................         6.3           2.1               0.3                  --                8.7
                                          --------      --------          --------           ---------           --------
 Total current assets.................       753.7         581.8             534.9                  --            1,870.4
Intercompany, net.....................      (126.1)        541.5            (415.4)                 --               --
Investments in affiliates and other
 noncurrent assets....................       898.2         434.6             192.3            (1,155.6)             369.5
Property, plant and equipment, net....          --       2,957.0             183.2                --              3,140.2
                                          --------      --------          --------           ---------           --------
 Total assets.........................    $1,525.8      $4,514.9          $  495.0           $(1,155.6)          $5,380.1
                                          ========      ========          ========           =========           ========
Total current liabilities.............    $   24.3      $  711.9          $  110.5           $      --           $  846.7
Long-term debt........................       100.0          50.4                --                  --              150.4
Postemployment health care and other
 insurance benefits...................          --       1,439.2             159.2                  --            1,598.4
Pension benefits......................          --         950.8              37.9                  --              988.7
Other.................................        26.3         369.0              25.4                  --              420.7
Shareholders' equity..................     1,375.2         993.6             162.0            (1,155.6)           1,375.2
                                          --------      --------          --------           ---------           --------
 Total liabilities and shareholders'
equity................................    $1,525.8      $4,514.9            $495.0          $(1,155.6)           $5,380.1
                                          ========      ========          ========           =========           ========

                  Consolidating Condensed Statement of Income

                                                                        Year Ended December 31, 1996
                                          --------------------------------------------------------------------------------
                                                                        Non-Guarantor
                                           Parent      Guarantor        Subsidiaries       Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Net sales............................     $     --       $3,872.0          $  946.9           $ (684.4)          $4,134.5
Costs and expenses:
 Cost of products sold...............           --       3,396.2             875.9             (684.4)            3,587.7
 Depreciation and amortization.......           --         249.6              16.1                 --               265.7
 Selling, general and administrative.          9.8         124.8              16.2                 --               150.8
 Results of affiliates operations....       (137.5)         (7.4)               --              144.9                  --
 Net interest and other..............        (45.0)          5.2              (2.6)                --               (42.4)
                                          --------      --------           -------            -------            --------
   Total.............................       (172.7)      3,768.4             905.6             (539.5)            3,961.8
                                          --------      --------           -------            -------            --------
Income before income taxes...........        172.7         103.6              41.3             (144.9)              172.7
Income tax provision.................         63.5          38.1              15.2              (53.3)               63.5
                                          --------      --------           -------            -------            --------
Net income...........................     $  109.2      $   65.5           $  26.1            $ (91.6)           $  109.2
                                          ========      ========           =======            =======            ========

                                                                        Year Ended December 31, 1995
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Net sales.............................    $     --       $4,068.2         $  957.5            $(742.5)           $4,283.2
Costs and expenses:
 Cost of products sold................          --        3,495.9            867.5             (742.5)            3,620.9
 Depreciation and amortization........          --          236.7             15.2                 --               251.9
 Selling, general and administrative..        13.6          114.9             13.7                 --               142.2
 Results of affiliates operations.....      (270.1)         (36.3)              --              306.4                  --
 Net interest and other...............       (54.3)          15.8             (4.1)                --               (42.6)
                                          --------       --------         --------            -------            --------
   Total..............................      (310.8)       3,827.0            892.3             (436.1)            3,972.4
                                          --------       --------         --------            -------            --------
Income from continuing operations
 before income taxes..................       310.8          241.2             65.2             (306.4)              310.8
Income tax provision..................       117.3           91.1             24.6             (115.7)              117.3
                                          --------       --------         --------            -------            --------
Income before discontinued operations.       193.5          150.1             40.6             (190.7)              193.5
Discontinued operations...............        (8.7)            --               --                 --                (8.7)
                                          --------       --------         --------            -------            --------
Net income............................    $  184.8       $  150.1         $   40.6            $(190.7)           $  184.8
                                          ========       ========         ========            =======            ========

                                                                        Year Ended December 31, 1994
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Net sales............................     $     --      $4,030.6         $  938.3            $   (735.6)          $4,233.3
Costs and expenses:
 Cost of products sold...............           --       3,530.9            873.3                (735.6)           3,668.6
 Depreciation and amortization.......           --         227.3             14.5                    --              241.8
 Selling, general and administrative.         11.7         106.9             14.6                    --              133.2
 Results of affiliates operations....       (190.8)        (21.8)              --                 212.6                 --
 Net interest and other..............        (23.6)         12.9             (2.3)                   --              (13.0)
                                          --------      --------         --------            ----------           --------
   Total.............................       (202.7)      3,856.2            900.1                (523.0)           4,030.6
                                          --------      --------         --------            ----------           --------
Income from continuing operations
 before income taxes.................        202.7         174.4             38.2                (212.6)             202.7
Income tax provision.................         73.2          62.9             13.8                 (76.7)              73.2
                                          --------      --------         --------            ----------           --------
Income from continuing operations....        129.5         111.5             24.4                (135.9)             129.5
Discontinued operations..............         (2.4)           --               --                    --               (2.4)
                                          --------      --------         --------            ----------           --------
Net income...........................     $  127.1      $  111.5         $   24.4            $   (135.9)          $  127.1
                                          ========      ========         ========            ==========           ========



                 Consolidating Condensed Cash Flows Statement

                                                                     Year Ended December 31, 1996
                                                                          Non-Guarantor
                                            Parent        Guarantor        Subsidiaries      Eliminations     Consolidated
                                          --------     ----------      -------------       ------------       ------------
Cash provided by operating activities.    $  (92.0)     $  494.3         $   92.2            $       --        $  494.5
                                          --------      --------         --------            ----------        --------
Investing activities:
 Capital expenditures.................          --        (222.1)           (20.8)                   --          (242.9)
 Investment in affiliates.............          --            --            (78.5)                   --           (78.5)
 Net sales (purchases) of marketable
   securities.........................      (109.2)           --               --                    --          (109.2)
 Proceeds from dispositions of
   discontinued operations,
   businesses, properties and other...          --           1.9              9.3                    --            11.2
 Other................................        (1.7)           --            (15.5)                   --           (17.2)
                                          --------      --------         --------            ----------        --------
   Net cash used in investing
activities............................      (110.9)       (220.2)          (105.5)                   --          (436.6)
                                          --------      --------         --------            ----------        --------
Financing activities:
 Pension funding to restored plans....          --        (199.3)            (5.4)                   --          (204.7)
 Dividends paid.......................       (11.7)           --               --                    --           (11.7)
                                          --------      --------         --------            ----------        --------
   Net cash used in financing
activities............................       (11.7)       (199.3)            (5.4)                   --          (216.4)
                                          --------      --------         --------            ----------        --------
Net increase (decrease) in cash and
 cash equivalents.....................      (214.6)         74.8            (18.7)                   --          (158.5)
Cash and cash equivalents at
  beginning of period.................       276.8         (89.9)            79.0                    --           265.9
                                          --------      --------         --------            ----------        --------
Cash and cash equivalents at end of
  period..............................    $   62.2      $  (15.1)        $   60.3            $       --        $  107.4
                                          ========      ========         ========            ==========        ========




                                                                     Year Ended December 31, 1995
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations       Consolidated
                                          --------     ----------      -------------       ------------       ------------
Cash provided by operating activities.    $   70.0      $   648.9        $   37.3            $       --        $  756.2
Investing activities:
 Capital expenditures.................          --         (191.6)          (13.2)                   --          (204.8)
 Investment in affiliates.............          --             --           (89.2)                   --           (89.2)
 Net sales (purchases) of marketable
   securities.........................       (99.7)            --              --                    --           (99.7)
 Proceeds from dispositions of
   discontinued operations,
   businesses, properties and other...          --           11.5            82.9                    --            94.4
 Other................................         2.9             --           (12.4)                   --            (9.5)
                                          --------      --------         --------            ----------        --------
   Net cash used in investing
     activities.......................       (96.8)        (180.1)          (31.9)                   --          (308.8)
                                          --------      --------         --------            ----------        --------
Financing activities:
 Pension funding to restored plans....          --          458.3)          (14.3)                   --          (472.6)
 Dividends paid.......................        (2.2)            --              --                    --            (2.2)
 Payments on long-term debt...........       (32.6)          (6.0)           (2.5)                   --           (41.1)
 Other................................          --             --            (1.0)                   --            (1.0)
                                          --------      --------         --------            ----------        --------
   Net cash used in financing
     activities.......................       (34.8)        (464.3)          (17.8)                   --          (516.9)
                                          --------      --------         --------            ----------        --------
Net increase (decrease) in cash and
 cash equivalents.....................       (61.6)           4.5           (12.4)                   --           (69.5)
Cash and cash equivalents at
  beginning of year...................       338.4         (94.4)            91.4                    --           335.4
                                          --------      --------         --------            ----------        --------
Cash and cash equivalents at end of
  year................................    $  276.8      $  (89.9)        $   79.0            $       --        $  265.9
                                          ========      ========         ========            ==========        ========




                                                                     Year Ended December 31, 1994
                                          --------------------------------------------------------------------------------
                                                                       Non-Guarantor
                                           Parent      Guarantor       Subsidiaries        Eliminations     Consolidated
                                          --------     ----------      -------------       ------------     ------------
Cash provided by operating activities.    $   78.0      $  559.8         $   78.3            $       --        $  716.1
                                          --------      --------         --------            ----------        --------
Investing activities:
 Capital expenditures.................          --        (222.7)           (11.3)                   --          (234.0)
 Investment in affiliates.............          --            --             (0.9)                   --            (0.9)
 Net sales (purchases) of marketable
   securities.........................      (357.5)           --               --                    --          (357.5)
 Proceeds from dispositions of
   discontinued operations,
   businesses, properties and other...          --         180.5              3.7                    --           184.2
 Other................................          --            --            (13.6)                   --           (13.6)
                                          --------      --------         --------            ----------        --------
   Net cash used in investing
     activities.......................      (357.5)        (42.2)           (22.1)                   --          (421.8)
                                          --------      --------         --------            ----------        --------
Financing activities:
 Pension funding to restored plans....          --        (619.0)           (23.2)                   --          (642.2)
 Dividends paid.......................        (2.3)           --               --                    --            (2.3)
 Issuance of common stock.............       257.2            --               --                    --           257.2
 Receipt of escrowed funds............          --            --             25.8                    --            25.8
 Payments on long-term debt...........          --            --              2.5                    --            (2.5)
 Other................................         0.6            --             (1.8)                   --            (1.2)
                                          --------      --------         --------            ----------        --------
   Net cash used in financing
    activities........................       255.5        (619.0)            (1.7)                   --          (365.2)
                                          --------      --------         --------            ----------        --------
Net increase (decrease) in cash and
 cash equivalents.....................       (24.0)       (101.4)            54.5                    --           (70.9)
Cash and cash equivalents at
 beginning of year....................       362.4           7.0             36.9                    --           406.3
                                          --------      --------         --------            ----------        --------
Cash and cash equivalents at end of
 year.................................    $  338.4      $  (94.4)        $   91.4            $       --        $  335.4
                                          ========      ========         ========            ==========        ========


               No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                               TABLE OF CONTENTS

                                                            Page
                                                            ----
Available Information............................              2
Incorporation of Certain Information by
Reference........................................              2
The Company......................................              3
Risk Factors.....................................              4
Use of Proceeds..................................             11
Consolidated Ratio of Earnings to Fixed
      Charges....................................             12
The Exchange Offer...............................             12
Description of Notes.............................             17
Tax Consequences to U.S. Holders.................             17
Plan of Distribution.............................             45
Legal Matters....................................             46
Experts..........................................             46
Index to Financial Statements....................            F-1


               Until March 11, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                 $300,000,000


                              THE LTV CORPORATION


                   8.20% Senior Exchange Notes due 2007


                                  PROSPECTUS



                               December 4, 1997




Part II                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

               Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance of behalf of any such director, officer, employee or agent.

               The Company's Amended and Restated Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

Item 21.  Exhibits


Exhibit No.                                              Document
-----------    -----------------------------------------------------------------------------------------

   1.1*        Form of Purchase Agreement
   2.1*        Restated Certificate of Incorporation of LTVdated June 28, 1993 (incorporated herein by reference to Exhibit 3.1 to LTV's Registration Statement on Form S-1 [Registration No.
               33-50217])
   2.2*        Amendments to LTV's Bylaws adopted on October 25, 1996 (incorporated herein by reference to Exhibit (3)-(1) to LTV's Report on Form 10-Q for the quarter ended September 30, 1996)
   2.3*        Certificate of Incorporation of LTV Steel
   2.4*        Bylaws of LTV Steel
   4.1*        Form of Indenture between LTV and The Chase Manhattan Bank, as Trustee
   4.2*        Form of 8.20% Senior Note due 2007 of LTV (included in Exhibit 4.1)
   4.3*        Form of 8.20% Senior Exchange Note due 2007 of LTV (included in Exhibit 4.1)
   4.4*        Registration Rights Agreement dated September 22, 1997 among LTV, LTV Steel and the
               Initial Purchasers
   5.1*        Opinion of Davis Polk & Wardwell regarding the validity of the Notes being registered
   10.1        The LTV Change in Control and Severance Pay Plan I effective as of October 1, 1997.
   12.1*       Statement Re: Computation of Ratio of Earnings to Fixed Charges
   21.1*       Subsidiaries of LTV and LTV Steel
   23.1*       Consent of Davis Polk & Wardwell (included in Exhibit 5 above)
   23.2*       Consent of Ernst & Young LLP
   24.1*       Power of Attorney for LTV
   24.2*       Power of Attorney for LTV Steel
   25.1*       Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of The
               Chase Manhattan Bank, as trustee
   99.1*       Form of Letter of Transmittal
   99.2*       Form of Notice of Guaranteed Delivery
   99.3*       Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
   99.4*       Form of Letter to Clients

__________
  *Previously filed.


Item 22.  Undertakings

          (a) The undersigned Registrants hereby undertake:

                    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
              (ii) to reflect in the prospectus any facts or arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

               (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.
This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (d) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the fourth day of December, 1997.

                                        THE LTV CORPORATION



                                        By: /s/ Glenn J. Moran
                                            ----------------------------
                                                Senior Vice President,
                                                General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                     Date
         ---------                          -----                     ----

    /s/ David H. Hoag*          Chairman of the Board of Directors    December 4, 1997
---------------------------     and Chief Executive Officer
       David H. Hoag            (Principal Executive Officer)

    /s/ Arthur W. Huge*         Senior Vice President and Chief       December 4, 1997
---------------------------     Financial Officer (Principal,
      Arthur W. Huge            Financial and Accounting Officer)

  /s/ George T. Henning*        Vice President and Controller         December 4, 1997
---------------------------
     George T. Henning

    /s/ J. Peter Kelly*         President, Chief Operating Officer    December 4, 1997
---------------------------     and a Director
      J. Peter Kelly

    /s/ Edgar L. Ball*          Director                              December 4, 1997
---------------------------
       Edgar L. Ball

   /s/ Colin C. Blaydon*        Director                              December 4, 1997
---------------------------
     Colin C. Blaydon

  /s/ William H. Bricker*       Director                              December 4, 1997
---------------------------
    William H. Bricker

    /s/ John E. Jacob*          Director                              December 4, 1997
---------------------------
       John E. Jacob

/s/ Edward C. Joullian III*     Director                              December 4, 1997
---------------------------
  Edward C. Joullian III

   /s/ M. Thomas Moore*         Director                              December 4, 1997
---------------------------
      M. Thomas Moore

   /s/ Harold A. Poling*        Director                              December 4, 1997
---------------------------
     Harold A. Poling

   /s/ Vincent A. Sarni*        Director                              December 4, 1997
---------------------------
     Vincent A. Sarni

  /s/ Samuel K. Skinner*        Director                              December 4, 1997
---------------------------
     Samuel K. Skinner

    /s/ Paul G. Stern*          Director                              December 4, 1997
---------------------------
       Paul G. Stern

  /s/ Stephen B. Timbers*       Director                              December 4, 1997
---------------------------
    Stephen B. Timbers

   /s/ Farah M. Walters*        Director                              December 4, 1997
---------------------------
     Farah M. Walters

*By: /s/ Glenn J. Moran
     ----------------------
         Attorney-in-Fact

               Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the fourth day of December, 1997.

                                       LTV STEEL COMPANY, INC.


                                       By:  /s/ Glenn J. Moran
                                            ---------------------------------
                                                Senior Vice President,
                                                General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                              Title                            Date
        ---------                              -----                            ----

   /s/ David H. Hoag*           Chairman of the Board of Directors and       December 4, 1997
---------------------------     Chief Executive Officer (Principal
      David H. Hoag             Executive Officer)

   /s/ Arthur W. Huge*          Senior Vice President (Principal Financial   December 4, 1997
---------------------------     and Accounting Officer) and a Director
     Arthur W. Huge

 /s/ George T. Henning*         Vice President and Controller                December 4, 1997
---------------------------
    George T. Henning

   /s/ J. Peter Kelly*          Director                                     December 4, 1997
---------------------------
     J. Peter Kelly

*By: /s/ Glenn J. Moran
     ---------------------------
         Attorney-in-Fact
